Exhibit 15.3

Report of Independent Registered Public Accounting Firm

To the Partners and the Board of Directors of Navios Maritime Partners L.P.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Navios Maritime Partners L.P. (the “Company”) as of December 31, 2021, the related consolidated statements of operations, changes in partners’ capital and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated April 12, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of acquired intangible assets and unfavorable lease terms in Business Combinations

Description of the matter

As described in Note 3 to the consolidated financial statements, on March 31, 2021 and on August 25, 2021, the Company completed the acquisitions of Navios Maritime Containers L.P. (“Navios Containers”) and Navios Maritime Acquisition Corporation (“Navios Acquisition”), respectively, which resulted in $112 million of intangible assets and $231 million of unfavorable lease terms being recognized. As discussed in Note 2(m) of the consolidated financial statements, when a vessel along with the current charter contract are acquired as part of a business combination, intangible assets and unfavorable lease terms are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows deriving from the acquired charter contracts.

Auditing the valuation of intangible assets and unfavorable lease terms was complex given the judgement and estimation uncertainty involved in determining the discount rates. Significant changes in this assumption could impact the fair value of the intangible assets and unfavorable lease liabilities recognized.

How we addressed the matter in our audit

We obtained an understanding of the Company’s valuation process, evaluated the design, and tested the operating effectiveness of the controls over management’s development of discount rates in determining the fair value of intangible assets and unfavorable lease terms.

To test the discount rates applied by management, our procedures included, among others, reading the merger agreements and testing the completeness and accuracy of the data used to determine the discount rates. We evaluated the discount rates by considering the financial position of the acquirees, the cost of capital of comparable businesses and other industry factors. We involved internal valuation professionals with specialized skills and knowledge who assisted in evaluating the Company’s discount rates by comparing them to discount rates that were independently developed using publicly available data for comparable entities. We also assessed the adequacy of the disclosures about the discount rates in Notes 2(m) and 3.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

We have served as the Company’s auditor since 2021.

Athens, Greece

April 12, 2022

Report of Independent Registered Public Accounting Firm

To the Partners and Board of Directors of Navios Maritime Partners L.P.

Opinion on the Financial Statements

We have audited the consolidated balance sheet of Navios Maritime Partners L.P. and its subsidiaries (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the two years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

March 31, 2021

We served as the Company’s auditor from 2007 to 2020.

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars except unit data)

	Notes	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	4	$159,467	$19,303
Restricted cash	4	9,979	11,425
Accounts receivable, net	5	23,774	16,969
Amounts due from related parties	2, 18	—	5,000
Prepaid expenses and other current assets	6	33,120	8,083

Total current assets		226,340	60,780

Vessels, net	7	2,852,570	1,041,138
Deposits for vessels acquisitions	16	46,335	—
Other long-term assets	11, 16	48,168	18,850
Deferred dry dock and special survey costs, net		69,882	37,045
Investment in affiliates	20	—	26,158
Amounts due from related parties	18	35,245	—
Intangible assets	8	100,422	2,000
Notes receivable, net of current portion	19	—	8,013
Operating lease assets	23	244,337	13,285

Total non-current assets		3,396,959	1,146,489

Total assets		$3,623,299	$1,207,269

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	9	$21,062	$6,299
Accrued expenses	10	12,889	4,781
Deferred revenue	19	23,921	3,185
Operating lease liabilities, current portion	23	18,292	1,173
Amounts due to related parties	18	64,204	35,979
Current portion of financial liabilities, net	11	82,291	6,277
Current portion of long-term debt, net	11	172,846	195,558

Total current liabilities		395,505	253,252

Operating lease liabilities, net	23	225,512	11,980
Unfavorable lease terms	8	122,481	—
Long-term financial liabilities, net	11	465,633	56,481
Long-term debt, net	11	640,939	228,541
Deferred revenue	19	3,504	2,185

Total non-current liabilities		1,458,069	299,187

Total liabilities		$1,853,574	$552,439

Commitments and contingencies	16	—	—
Partners’ capital:
Common Unitholders (30,197,087 and 11,345,187 units issued and outstanding at December 31, 2021 and December 31, 2020, respectively)	13	1,743,717	652,013
General Partner (622,555 and 237,822 units issued and outstanding at December 31, 2021 and December 31, 2020, respectively)	13	26,008	2,817

Total partners’ capital		1,769,725	654,830

Total liabilities and partners’ capital		$3,623,299	$1,207,269

See notes to the consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

	Notes	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Time charter and voyage revenues	2,14,17,19	$713,175	$226,771	$219,379
Time charter and voyage expenses	2,23	(36,142)	(11,028)	(12,331)
Direct vessel expenses	2,18	(29,259)	(10,337)	(6,985)
Vessel operating expenses (entirely through related parties transactions)	2,18	(191,449)	(93,732)	(68,188)
General and administrative expenses	2,18	(41,461)	(24,012)	(20,984)
Depreciation and amortization of intangible assets	7,8	(112,817)	(56,050)	(53,255)
Amortization of unfavorable lease terms	8	108,538	—	—
Gain on sale of vessels, net	7	33,625	—	—
Vessels impairment loss	7	—	(71,577)	(36,680)
Interest expense and finance cost, net	11	(42,762)	(24,159)	(45,254)
Interest income	18,19,20	859	639	6,172
Impairment of receivable in affiliated company	18	—	(6,900)	—
Other income	22	289	5,055	1,053
Other expense	18,22	(9,738)	(4,344)	(4,990)
Equity in net earnings/ (loss) of affiliated companies	3,20	80,839	1,133	(40,071)
Transaction costs	3	(10,439)	—	—
Bargain gain	3	48,015	—	—

Net income/ (loss)		$511,273	$(68,541)	$(62,134)

Net loss attributable to the noncontrolling interest		4,913	—	—

Net income/ (loss) attributable to Navios Partners’ unitholders		$516,186	$(68,541)	$(62,134)

Net income/ (loss) attributable to Navios Partners’ unitholders

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Common Unitholders	$505,862	$(67,173)	$(60,899)
General Partner	10,324	(1,368)	(1,235)

Net income/ (loss) attributable to Navios Partners’ unitholders	$516,186	$(68,541)	$(62,134)

Earnings/ (losses) attributable to Navios Partners’ unitholders per unit (see Note 21):

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Earnings/ (losses) attributable to Navios Partners’ unitholders per unit:
Earnings/ (losses) attributable to Navios Partners’ unitholders per common unit, basic	$22.36	$(6.13)	$(5.62)
Earnings/ (losses) attributable to Navios Partners’ unitholders per common unit, diluted	$22.32	$(6.13)	$(5.62)

See notes to the consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	Notes	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
OPERATING ACTIVITIES:
Net income/ (loss)		$511,273	$(68,541)	$(62,134)
Adjustments to reconcile net income/ (loss) to net cash provided by operating activities:
Depreciation and amortization of intangible assets	7,8	112,817	56,050	53,255
Amortization of unfavorable lease terms	8	(108,538)	—	—
Vessels impairment loss	7	—	71,577	36,680
Navios Containers Impairment loss	20	—	—	42,603
Impairment of receivable in affiliated company	18	—	6,900	—
Non cash accrued interest income and amortization of deferred revenue	19	460	(1,588)	(12,638)
Allowance for credit losses	5	—	1,495	—
Non cash accrued interest income from receivable from affiliates	18	—	—	(279)
Amortization of operating lease assets	23	(401)	956	378
Amortization and write-off of deferred finance costs and discount		3,741	2,141	10,916
Amortization of deferred dry dock and special survey costs	2	16,143	10,337	6,916
Gain on sale of vessels, net	7	(33,625)	—	—
Bargain gain	3	(48,015)	—	—
Equity in net earnings of affiliated companies	3,20	(80,839)	(1,133)	(2,532)
Stock-based compensation	13	523	946	2,018
Changes in operating assets and liabilities:
Decrease/ (increase) in accounts receivable		344	(6,495)	4,649
Decrease/ (increase) in prepaid expenses and other current assets		9,770	3,722	(6,262)
Increase/ (Decrease) in accounts payable	9	1,260	(2,320)	2,505
Decrease in accrued expenses	10	(7,736)	(1,668)	(75)
(Decrease)/ Increase in amounts due to related parties	18	(14,541)	27,505	—
Increase/ (Decrease) in deferred revenue		17,743	(1,310)	213
(Increase)/ Decrease in amounts due from related parties	18	(53,420)	20,581	17,528
Payments for dry dock and special survey costs		(49,786)	(24,021)	(22,928)
Operating lease liabilities short and long-term	23	—	(1,048)	(418)

Net cash provided by operating activities		277,173	94,086	70,395

INVESTING ACTIVITIES:
Net cash proceeds from sale of vessels	7	121,080	8,183	5,978
Acquisition of/ additions to vessels, net of cash acquired	7	(217,032)	(72,417)	(21,166)
Deposits for acquisition/ option to acquire vessel	16	(61,848)	(10,685)	(2,533)
Cash acquired from business acquisitions	3	42,676	—	—
Repayments of notes receivable	19	8,872	4,687	4,687
Loans receivable from affiliates	18	—	—	(4,000)
Payable to affiliated company	18	—	(13,622)	—

Net cash used in investing activities		(106,252)	(83,854)	(17,034)

FINANCING ACTIVITIES:
Cash distributions paid	21	(4,615)	(7,872)	(13,550)
Net proceeds from issuance of general partner units	13	9,960	47	8
Net proceeds from issuance of common units	13	198,495	2,231	—
Proceeds from long-term debt and financial liabilities	11	735,276	79,475	386,530
Repayment of long-term debt and financial liabilities	11	(959,154)	(82,672)	(448,215)
Payments of deferred finance costs		(12,165)	(1,115)	(4,688)
Acquisition of treasury stock	13	—	—	(4,499)

Net cash used in financing activities		$(32,203)	$(9,906)	$(84,414)

Increase/ (decrease) in cash, cash equivalents and restricted cash		138,718	326	(31,053)
Cash, cash equivalents and restricted cash, beginning of period		30,728	30,402	61,455

Cash, cash equivalents and restricted cash, end of period		$169,446	$30,728	$30,402

See notes to the consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Supplemental disclosures of cash flow information
Cash interest paid	$50,382	$23,717	32,869
Non cash financing activities
Stock-based compensation	$523	$946	2,018
Debt assumed for the acquisition of four drybulk vessels	—	$—	(37,000)
Non cash investing activities
Accrued interest on loan receivable from affiliates	—	$—	281
Loans receivable from affiliates	$—	$(9,992)	(15,205)
Acquisition of vessels	$(5,766)	$37,999	96,461

See notes to the consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(Expressed in thousands of U.S. Dollars except unit data)

	Limited Partners					Non	Total Navios
	General Partner		Common Unitholders		Note	controlling	Partners’
	Units	Amount	Units	Amount	Receivable	interest	Capital
Balance, December 31, 2018	230,006	$5,802	11,270,284	$800,374	(29,423)	—	$776,753

Cash distribution paid ($1.22 per unit — see Note 21)	—	(276)	—	(13,274)	—	—	(13,550)
Acquisition of treasury stock (see Note 13)	—	—	(312,952)	(4,499)	—	—	(4,499)
Issuance of restricted common units (see Note 13)	518	8	29,396	191	—	—	199
Stock based compensation (see Note 13)	—	—	—	1,827	—	—	1,827
Issuance of capital surplus	—	—	1,058	—	—	—	—
Cancellation of units	—	—	(107)	—	—	—	—
Settlement of Note Receivable following Navios Europe I liquidation (see Note 18)	—	—	—	—	29,423	—	29,423
Net loss	—	(1,235)	—	(60,899)	—	—	(62,134)

Balance, December 31, 2019	230,524	$4,299	10,987,679	$723,720	—	—	$728,019

Cash distribution paid ($0.45 per unit — see Note 21)	—	(161)	—	(7,711)	—	—	(7,872)
Proceeds from public offering and issuance of units, net of offering costs (see Note 13)	7,298	47	357,508	2,231	—	—	2,278
Stock based compensation (see Note 13)	—	—	—	946	—	—	946
Net loss	—	(1,368)	—	(67,173)	—	—	(68,541)

Balance, December 31, 2020	237,822	$2,817	11,345,187	$652,013	—	—	$654,830

Cash distribution paid ($0.20 per unit — see Note 21)	—	(93)	—	(4,522)	—	—	(4,615)
Proceeds from public offering and issuance of units, net of offering costs (see Note 13)	149,597	4,156	7,330,222	198,495	—		202,651
Units issued for the acquisition of Navios Containers, net of expenses (see Note 3)	165,989	3,911	8,133,452	191,624	—	—	195,535
Stock based compensation (see Note 13)	—	—	—	523	—	—	523
Deemed contribution (see Note 3)	—	3,000	—	147,000	—	—	150,000
Fair value of noncontrolling interest (see Note 3)	—	—	—	—	—	57,635	57,635
Net income	—	10,324	—	505,862	—	(4,913)	511,273
Units issued for the acquisition of Navios Acquisition (see Note 3)	69,147	1,893	3,388,226	52,722	—	(52,722)	1,893

Balance, December 31, 2021	622,555	$26,008	30,197,087	$1,743,717	—	—	$1,769,725

See notes to the consolidated financial statements

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 1 – DESCRIPTION OF BUSINESS

Navios Maritime Partners L.P. (“Navios Partners” or the “Company”), is an international owner and operator of dry cargo and tanker vessels, formed on August 7, 2007 under the laws of the Republic of the Marshall Islands. Currently, the Company’s general partner is Olympos Maritime Ltd. (the “General Partner”) and holds a 2.0% ownership interest in Navios Partners (see Note 18 — Transactions with related parties and affiliates).

Navios Partners is engaged in the seaborne transportation services of a wide range of liquid and dry cargo commodities including crude oil, refined petroleum, chemicals, iron ore, coal, grain, fertilizer and also containers, chartering its vessels under short, medium and longer-term charters. The operations of Navios Partners are managed by Navios Shipmanagement Inc., (the “Manager”) and Navios Tankers Management Inc. (“Tankers Manager” and together with the Manager, the “Managers”) which are entities affiliated with the Company’s Chairwoman and Chief Executive Officer (see Note 18 — Transactions with related parties and affiliates).

As of December 31, 2021, there were 30,197,087 outstanding common units and 622,555 general partnership units. As of December 31, 2021, Navios Holdings held a 10.3% ownership interest in Navios Partners and the General Partner owned a 2.0% ownership interest in Navios Partners.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation: The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures, cash from sale of vessels and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

Reverse Stock Split:

On April 25, 2019, the Company’s unitholders approved a 1-for-15 reverse stock split of the Company’s outstanding common and general partner units, which was effected on May 21, 2019. The effect of the reverse stock split was to combine 15 units of outstanding common units into one new unit, with no change in authorized units or par value per unit, and to reduce the number of common units outstanding from approximately 164.7 million units to approximately 11.0 million units. 983 common units were issued in connection with the reverse stock split. All issued and outstanding common units contained in the financial statements, in accordance with Staff Accounting Bulletin Topic 4C, have been retroactively adjusted to reflect the reverse split for all periods presented.

(b)

Principles of consolidation: The accompanying consolidated financial statements include Navios Partners’ wholly owned subsidiaries incorporated under the laws of Marshall Islands, Malta, Cayman Islands and Liberia from their dates of incorporation or from the date of acquiring control, for chartered-in vessels, from the dates charter-in agreements were in effect. All significant inter-company balances and transactions have been eliminated in Navios Partners’ consolidated financial statements.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Navios Partners also consolidates entities that are determined to be variable interest entities (“VIE”) as defined in the accounting guidance, if it determines that it is the primary beneficiary. A VIE is defined as a legal entity where either (i) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, (ii) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (iii) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

Subsidiaries: Subsidiaries are those entities in which Navios Partners has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies of the entity

The accompanying consolidated financial statements include the following entities:

		Country of	Statements of Operations
Company name	Vessel name	incorporation	2021	2020	2019
Libra Shipping Enterprises Corporation	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Alegria Shipping Corporation	Navios Alegria	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Felicity Shipping Corporation	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Gemini Shipping Corporation	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Galaxy Shipping Corporation(4)	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Aurora Shipping Enterprises Ltd.	Navios Hope	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Palermo Shipping S.A	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Fantastiks Shipping Corporation(12)	Navios Fantastiks	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Sagittarius Shipping Corporation(12)	Navios Sagittarius	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Hyperion Enterprises Inc.	Navios Hyperion	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Chilali Corp.	Navios Aurora II	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Surf Maritime Co.	Navios Pollux	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Pandora Marine Inc.	Navios Melodia	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Customized Development S.A.	Navios Fulvia	Liberia	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Kohylia Shipmanagement S.A.	Navios Luz	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Orbiter Shipping Corp.	Navios Orbiter	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Floral Marine Ltd.	Navios Buena Ventura	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Golem Navigation Limited(13)	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Kymata Shipping Co.	Navios Helios	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Joy Shipping Corporation	Navios Joy	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Micaela Shipping Corporation	Navios Harmony	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Pearl Shipping Corporation	Navios Sun	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Velvet Shipping Corporation	Navios La Paix	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Perigiali Navigation Limited(12)	Navios Beaufiks	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Finian Navigation Co.(12)	Navios Ace	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Ammos Shipping Corp.	Navios Prosperity I	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Wave Shipping Corp.	Navios Libertas	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Casual Shipholding Co.(12)	Navios Sol	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Avery Shipping Company	Navios Symphony	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Coasters Ventures Ltd.	Navios Christine B	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Ianthe Maritime S.A.	Navios Aster	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Rubina Shipping Corporation	Hyundai Hongkong	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Topaz Shipping Corporation	Hyundai Singapore	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Beryl Shipping Corporation	Hyundai Tokyo	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Cheryl Shipping Corporation	Hyundai Shanghai	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Christal Shipping Corporation	Hyundai Busan	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Fairy Shipping Corporation (5)	Navios Utmost	Marshall Is.	03/31 – 12/31	—	—
Limestone Shipping Corporation (5)	Navios Unite	Marshall Is.	03/31 – 12/31	—	—
Dune Shipping Corp.	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Citrine Shipping Corporation	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Cavalli Navigation Inc.	—	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Seymour Trading Limited(2)	Navios Altair I	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Goldie Services Company	Navios Symmetry	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Andromeda Shiptrade Limited	Navios Apollon I	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Esmeralda Shipping Corporation	Navios Sphera	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Triangle Shipping Corporation	Navios Mars	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Oceanus Shipping Corporation(7),(19)	Castor N	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/13 – 12/31
Cronus Shipping Corporation(7)	Protostar N	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/13 – 12/31
Leto Shipping Corporation(7),(17)	Esperanza N	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/13 – 12/31
Dionysus Shipping Corporation(7),(30)	Harmony N	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/13 – 12/31
Prometheus Shipping Corporation(7),(18)	Solar N	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/13 – 12/31
Camelia Shipping Inc.(8)	Navios Camelia	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/16 – 12/31
Anthos Shipping Inc.(8)	Navios Anthos	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/16 – 12/31
Azalea Shipping Inc.(8),(1)	Navios Azalea	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/16 – 12/31
Amaryllis Shipping Inc.(8)	Navios Amaryllis	Marshall Is.	1/01 – 12/31	1/01 – 12/31	12/16 – 12/31
Zaffre Shipping Corporation(14)	Serenitas N	Marshall Is.	1/01 – 12/31	6/29 – 12/31	—
Wenge Shipping Corporation(14),(20)	Joie N	Marshall Is.	1/01 – 12/31	6/29 – 12/31	—
Sunstone Shipping Corporation(14)	Copernicus N	Marshall Is.	1/01 – 12/31	6/29 – 12/31	—
Fandango Shipping Corporation(14)	Unity N	Marshall Is.	1/01 – 12/31	6/29 – 12/31	—
Flavescent Shipping Corporation(14)	Odysseus N	Marshall Is.	1/01 – 12/31	6/29 – 12/31	—
Emery Shipping Corporation(15)	Navios Gem	Marshall Is.	1/01 – 12/31	9/30 – 12/31	—
Rondine Management Corp.(15)	Navios Victory	Marshall Is.	1/01 – 12/31	9/30 – 12/31	—
Prosperity Shipping Corporation	—	Marshall Is.	1/01 – 12/31	—	—
Aldebaran Shipping Corporation	—	Marshall Is.	1/01 – 12/31	—	—
JTC Shipping and Trading Ltd.(11)	Holding Company	Malta	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Navios Maritime Partners L.P.	N/A	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Navios Maritime Operating LLC.	N/A	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Navios Partners Finance (US) Inc.	Co-Borrower	Delaware	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Navios Partners Europe Finance Inc.	Sub-Holding Company	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Solange Shipping Ltd.(16)	Navios Avior	Marshall Is.	03/30 – 12/31	—	—
Mandora Shipping Ltd.(16)	Navios Centaurus	Marshall Is.	03/30 – 12/31	—	—
Olympia II Navigation Limited	Navios Domino	Marshall Is.	03/31 – 12/31	—	—
Pingel Navigation Limited	Navios Delight	Marshall Is.	03/31 – 12/31	—	—
Ebba Navigation Limited	Navios Destiny	Marshall Is.	03/31 – 12/31	—	—
Clan Navigation Limited	Navios Devotion	Marshall Is.	03/31 – 12/31	—	—
Sui An Navigation Limited(23)	Navios Dedication	Marshall Is.	03/31 – 12/31	—	—
Bertyl Ventures Co.	Navios Azure	Marshall Is.	03/31 – 12/31	—	—
Silvanus Marine Company	Navios Summer	Marshall Is.	03/31 – 12/31	—	—
Anthimar Marine Inc.	Navios Amarillo	Marshall Is.	03/31 – 12/31	—	—
Enplo Shipping Limited	Navios Verde	Marshall Is.	03/31 – 12/31	—	—
Morven Chartering Inc.	Navios Verano	Marshall Is.	03/31 – 12/31	—	—
Rodman Maritime Corp.	Navios Spring	Marshall Is.	03/31 – 12/31	—	—
Isolde Shipping Inc.	Navios Indigo	Marshall Is.	03/31 – 12/31	—	—
Velour Management Corp.	Navios Vermilion	Marshall Is.	03/31 – 12/31	—	—
Evian Shiptrade Ltd.	Navios Amaranth	Marshall Is.	03/31 – 12/31	—	—
Theros Ventures Limited	Navios Lapis	Marshall Is.	03/31 – 12/31	—	—
Legato Shipholding Inc.	Navios Tempo	Marshall Is.	03/31 – 12/31	—	—
Inastros Maritime Corp.	Navios Chrysalis	Marshall Is.	03/31 – 12/31	—	—
Zoner Shiptrade S.A.	Navios Dorado	Marshall Is.	03/31 – 12/31	—	—
Jasmer Shipholding Ltd.	Navios Nerine	Marshall Is.	03/31 – 12/31	—	—
Thetida Marine Co.	Navios Magnolia	Marshall Is.	03/31 – 12/31	—	—
Jaspero Shiptrade S.A.	Navios Jasmine	Marshall Is.	03/31 – 12/31	—	—
Peran Maritime Inc.	Navios Felicitas	Marshall Is.	03/31 – 12/31	—	—
Nefeli Navigation S.A.	Navios Unison	Marshall Is.	03/31 – 12/31	—	—
Crayon Shipping Ltd	Navios Miami	Marshall Is.	03/31 – 12/31	—	—
Chernava Marine Corp.	Bahamas	Marshall Is.	03/31 – 12/31	—	—
Proteus Shiptrade S.A	Bermuda	Marshall Is.	03/31 – 12/31	—	—
Vythos Marine Corp.	Navios Constellation	Marshall Is.	03/31 – 12/31	—	—
Navios Maritime Containers Sub L.P.	Sub-Holding Company	Marshall Is.	03/31 – 12/31	—	—
Navios Partners Containers Finance Inc.	Sub-Holding Company	Marshall Is.	03/31 – 12/31	—	—
Boheme Navigation Company	Sub-Holding Company	Marshall Is.	03/31 – 12/31	—	—
Navios Partners Containers Inc.	Sub-Holding Company	Marshall Is.	03/31 – 12/31	—	—
Iliada Shipping S.A.	Operating Company	Marshall Is.	03/31 – 12/31	—	—

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Vinetree Marine Company	Operating Company	Marshall Is.	03/31 – 12/31	—	—
Afros Maritime Inc.	Operating Company	Marshall Is.	03/31 – 12/31	—	—
Cavos Navigation Co.(9)	Navios Libra	Marshall Is.	1/01 – 12/31	1/01 – 12/31	1/01 – 12/31
Perivoia Shipmanagement Co.(10)	Navios Amitie	Marshall Is.	1/01 – 12/31	1/01 – 12/31	9/25 – 12/31
Pleione Management Limited(10)	Navios Star	Marshall Is.	1/01 – 12/31	1/01 – 12/31	9/25 – 12/31
Bato Marine Corp.(21)	TBN I	Marshall Is.	03/05 – 12/31	—	—
Agron Navigation Company(21)	TBN II	Marshall Is.	03/05 – 12/31	—	—
Teuta Maritime S.A.(22)	TBN VII	Marshall Is.	03/05 – 12/31	—	—
Ambracia Navigation Company(21)	TBN IV	Marshall Is.	03/05 – 12/31	—	—
Artala Shipping Co.(22)	TBN V	Marshall Is.	03/05 – 12/31	—	—
Migen Shipmanagement Ltd.	Sub-Holding Company	Marshall Is.	03/05 – 12/31	—	—
Bole Shipping Corporation(24)	Spectrum N	Marshall Is.	04/28 – 12/31	—	—
Brandeis Shipping Corporation(24)	Ete N	Marshall Is.	05/10 – 12/31	—	—
Buff Shipping Corporation(24)	Fleur N	Marshall Is.	05/10 – 12/31	—	—
Morganite Shipping Corporation(25)	TBN VI	Marshall Is.	06/01 – 12/31	—	—
Balder Martitime Ltd.(26)	Navios Koyo	Marshall Is.	06/04 – 12/31	—	—
Melpomene Shipping Corporation(27)	TBN VIII	Marshall Is.	06/23 – 12/31	—	—
Urania Shipping Corporation(27)	TBN IX	Marshall Is.	06/23 – 12/31	—	—
Terpsichore Shipping Corporation(28)	TBN X	Marshall Is.	06/23 – 12/31	—	—
Erato Shipping Corporation(28)	TBN XI	Marshall Is.	06/23 – 12/31	—	—
Lavender Shipping Corporation(12) (29)	Navios Ray	Marshall Is.	06/30 – 12/31	—	—
Nostos Shipmanagement Corp.(12) (29)	Navios Bonavis	Marshall Is.	06/30 – 12/31	—	—
Navios Maritime Acquisition Corporation	Sub-Holding Company	Marshall Is.	08/25 – 12/31	—	—
Navios Acquisition Europe Finance Inc.	Sub-Holding Company	Marshall Is.	08/25 – 12/31	—	—
Navios Acquisition Finance (US) Inc.	Co-Issuer of Ship Mortgage Notes	Delaware	08/25 – 12/31	—	—
Navios Maritime Midstream Partners GP LLC	Holding Company	Marshall Is.	08/25 – 12/31	—	—
Letil Navigation Ltd.	Sub-Holding Company	Marshall Is.	08/25 – 12/31	—	—
Navios Maritime Midstream Partners Finance (US) Inc.	Sub-Holding Company	Delaware	08/25 – 12/31	—	—
Aegean Sea Maritime Holdings Inc.	Sub-Holding Company	Marshall Is.	08/25 – 12/31	—	—
Amorgos Shipping Corporation	Nave Cosmos	Marshall Is.	08/25 – 12/31	—	—
Andros Shipping Corporation	Nave Polaris	Marshall Is.	08/25 – 12/31	—	—
Antikithira Shipping Corporation	Nave Equator	Marshall Is.	08/25 – 12/31	—	—
Antiparos Shipping Corporation	Nave Atria	Marshall Is.	08/25 – 12/31	—	—
Antipaxos Shipping Corporation	Nave Dorado	Marshall Is.	08/25 – 12/31	—	—
Antipsara Shipping Corporation	Nave Velocity	Marshall Is.	08/25 – 12/31	—	—
Crete Shipping Corporation	Nave Cetus	Marshall Is.	08/25 – 12/31	—	—
Delos Shipping Corporation	Nave Photon	Marshall Is.	08/25 – 12/31	—	—
Folegandros Shipping Corporation	Nave Andromeda	Marshall Is.	08/25 – 12/31	—	—
Ikaria Shipping Corporation	Nave Aquila	Marshall Is.	08/25 – 12/31	—	—
Ios Shipping Corporation	Nave Cielo	Cayman Islands	08/25 – 12/31	—	—
Iraklia Shipping Corporation	Bougainville	Marshall Is.	08/25 – 12/31	—	—
Kimolos Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Kithira Shipping Corporation	Nave Orbit	Marshall Is.	08/25 – 12/31	—	—
Kos Shipping Corporation	Nave Bellatrix	Marshall Is.	08/25 – 12/31	—	—
Lefkada Shipping Corporation	Nave Buena Suerte	Marshall Is.	08/25 – 12/31	—	—
Leros Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Mytilene Shipping Corporation	Nave Orion	Marshall Is.	08/25 – 12/31	—	—
Oinousses Shipping Corporation	Nave Jupiter	Marshall Is.	08/25 – 12/31	—	—
Psara Shipping Corporation	Nave Luminosity	Marshall Is.	08/25 – 12/31	—	—
Rhodes Shipping Corporation	Nave Cassiopeia	Marshall Is.	08/25 – 12/31	—	—
Samos Shipping Corporation	Nave Synergy	Marshall Is.	08/25 – 12/31	—	—
Samothrace Shipping Corporation	Nave Pulsar	Marshall Is.	08/25 – 12/31	—	—
Serifos Shipping Corporation	Nave Estella	Marshall Is.	08/25 – 12/31	—	—
Sifnos Shipping Corporation	Nave Titan	Marshall Is.	08/25 – 12/31	—	—
Skiathos Shipping Corporation	Nave Capella	Marshall Is.	08/25 – 12/31	—	—
Skopelos Shipping Corporation	Nave Ariadne	Cayman Islands	08/25 – 12/31	—	—
Skyros Shipping Corporation	Nave Sextans	Marshall Is.	08/25 – 12/31	—	—
Syros Shipping Corporation	Nave Alderamin	Marshall Is.	08/25 – 12/31	—	—
Thera Shipping Corporation	Nave Atropos	Marshall Is.	08/25 – 12/31	—	—
Tilos Shipping Corporation	Nave Spherical	Marshall Is.	08/25 – 12/31	—	—

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Tinos Shipping Corporation	Nave Rigel	Marshall Is.	08/25 – 12/31	—	—
Zakynthos Shipping Corporation	Nave Quasar	Marshall Is.	08/25 – 12/31	—	—
Cyrus Investments Corp.	Baghdad	Marshall Is.	08/25 – 12/31	—	—
Olivia Enterprises Corp.	Erbil	Marshall Is.	08/25 – 12/31	—	—
Limnos Shipping Corporation	Nave Pyxis	Marshall Is.	08/25 – 12/31	—	—
Thasos Shipping Corporation	Nave Equinox	Marshall Is.	08/25 – 12/31	—	—
Agistri Shipping Limited	Operating Subsidiary	Malta	08/25 – 12/31	—	—
Paxos Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Donoussa Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Schinousa Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Alonnisos Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Makronisos Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Shinyo Loyalty Limited	Former Vessel-Owning Company	Hong Kong	08/25 – 12/31	—	—
Shinyo Navigator Limited	Former Vessel-Owning Company	Hong Kong	08/25 – 12/31	—	—
Amindra Navigation Co.	Sub-Holding Company	Marshall Is.	08/25 – 12/31	—	—
Navios Maritime Midstream Partners L.P.	Sub-Holding Company	Marshall Is.	08/25 – 12/31	—	—
Navios Maritime Midstream Operating LLC	Sub-Holding Company	Marshall Is.	08/25 – 12/31	—	—
Shinyo Dream Limited	Former Vessel-Owning Company	Hong Kong	08/25 – 12/31	—	—
Shinyo Kannika Limited	Former Vessel-Owning Company	Hong Kong	08/25 – 12/31	—	—
Shinyo Kieran Limited	Nave Universe	British Virgin Islands	08/25 – 12/31	—	—
Shinyo Ocean Limited	Former Vessel-Owning Company	Hong Kong	08/25 – 12/31	—	—
Shinyo Saowalak Limited	Nave Constellation	British Virgin Islands	08/25 – 12/31	—	—
Sikinos Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Kerkyra Shipping Corporation	Nave Galactic	Marshall Is.	08/25 – 12/31	—	—
Doxa International Corp.	Nave Electron	Marshall Is.	08/25 – 12/31	—	—
Alkmene Shipping Corporation	Star N	Marshall Is.	08/25 – 12/31	—	—
Aphrodite Shipping Corporation	Aurora N	Marshall Is.	08/25 – 12/31	—	—
Dione Shipping Corporation	Lumen N	Marshall Is.	08/25 – 12/31	—	—
Persephone Shipping Corporation	Hector N	Marshall Is.	08/25 – 12/31	—	—
Rhea Shipping Corporation	Perseus	Marshall Is.	08/25 – 12/31	—	—
Tzia Shipping Corporation (21)	TBN XIV	Marshall Is.	08/25 – 12/31	—	—
Boysenberry Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Cadmium Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Celadon Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Cerulean Shipping Corporation	Former Vessel-Owning Company	Marshall Is.	08/25 – 12/31	—	—
Kleio Shipping Corporation (6)	TBN XII	Marshall Is.	08/12 – 12/31	—	—
Polymnia Shipping Corporation (6)	TBN XIII	Marshall Is.	08/12 – 12/31	—	—
Goddess Shiptrade Inc. (21)	TBN III	Marshall Is.	08/02 – 12/31	—	—
Navios Acquisition Merger Sub.Inc.	Merger SPV	Marshall Is.	08/23 – 12/31	—	—
Aramis Navigation Inc.(3)	Navios Azimuth	Marshall Is.	07/09 – 12/31	—	—
Thalia Shipping Corporation (6)	TBN XVII	Marshall Is.	11/17-12/31	—	—
Muses Shipping Corporation (6)	TBN XVIII	Marshall Is.	11/17-12/31	—	—
Euterpe Shipping Corporation (28)	TBN XVI	Marshall Is.	11/17-12/31	—	—
Calliope Shipping Corporation (28)	TBN XV	Marshall Is.	11/17-12/31	—	—

(1)	The vessel was sold on August 13, 2021.
(2)	The vessel was sold on October 29, 2021.
(3)	The vessel was acquired on July 9, 2021, from Navios Holdings (see Note 7—Vessels, net).
(4)	The vessel was sold on April 23, 2019.
(5)	The vessel agreed to be sold in February 2022 (see Note 24 – Subsequent events).
(6)	Expected to be delivered by the second half of 2024.
(7)	The vessels were acquired on December 13, 2019, following the liquidation of Navios Europe I.
(8)	The vessels were acquired on December 16, 2019.
(9)	The vessel was delivered on July 24, 2019 (see Note 23—Leases).
(10)	The vessels were delivered on May 28, 2021 and June 10, 2021 (see Note 23—Leases).
(11)	Not a vessel-owning subsidiary and only holds right to charter-in contracts.
(12)	Vessels under the sale and leaseback transaction.
(13)	The vessel was sold on December 10, 2020 (see Note 7 – Vessels, net).
(14)	The vessels were acquired on June 29, 2020, following the liquidation of Navios Europe II (see Note 7—Vessels, net).
(15)	The vessels were acquired on September 30, 2020, from Navios Holdings (see Note 7—Vessels, net).
(16)	The vessels were acquired on March 30, 2021, from Navios Holdings (see Note 7 – Vessels, net).
(17)	The vessel was sold on January 13, 2021(see Note 7 – Vessels, net).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(18)	The vessel was sold on January 28, 2021 (see Note 7 – Vessels, net).
(19)	The vessel was sold on February 10, 2021 (see Note 7 – Vessels, net).
(20)	The vessel was sold on March 25, 2021 (see Note 7 – Vessels, net).
(21)	Expected to be delivered by the second half of 2022.
(22)	Expected to be delivered in the first half of 2023.
(23)	The vessel was sold on July 31, 2021.
(24)	The vessels were acquired on May 10, 2021 (see Note 7 – Vessels, net).
(25)	Expected to be delivered in the first half of 2023.
(26)	The vessel was acquired on June 4, 2021, from Navios Holdings (see Note 7—Vessels, net).
(27)	Expected to be delivered by the second half of 2023.
(28)	Expected to be delivered by the first half of 2024.
(29)	The vessel was acquired on June 30, 2021, from Navios Holdings (see Note 7—Vessels, net).
(30)	The vessel was sold on August 16, 2021.

Investments in Affiliates: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate. For the year ended December 31, 2020, the amount of $6,900 was recognized as impairment of receivable in affiliated company, related to the other-than-temporary impairment recognized in the Navios Partners’ receivable from Navios Europe II (see Note 20 — Investment in affiliates).

Affiliates included in the financial statements accounted for under the equity method: In the consolidated financial statements of Navios Partners, the following entities are included as affiliates and are accounted for under the equity method for such periods: (i) Navios Containers and its subsidiaries (with an ownership interest 35.7% as of December 31, 2020). Following the completion of the NMCI Merger (as defined herein), as of March 31, 2021, Navios Containers was acquired by Navios Partners and ownership was 100%; (ii) Navios Europe I and its subsidiaries with an ownership interest of 5% through the date of its liquidation on December 13, 2019; and (iii) Navios Europe II and its subsidiaries with an ownership interest of 5% through the date of its liquidation on June 29, 2020 (see Note 18 — Transactions with related parties and affiliates, Note 20 – Investment in affiliates and Note 3 – Acquisition of Navios Containers and Navios Acquisition).

(c) Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future drydock dates, the selection of useful lives for tangible assets and scrap value, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivable, valuation of intangible assets and liabilities acquired in business combinations, provisions for legal disputes, and contingencies and the valuation estimates inherent in the deconsolidation gain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(d) Cash and Cash Equivalents: Cash and cash equivalents consist of cash on hand, deposits held on call with banks, and other short-term liquid investments with original maturities of three months or less.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(e) Restricted Cash: Restricted cash, at each of December 31, 2021 and December 31, 2020, included $9,979 and $6,152, respectively, which related to amounts held in retention accounts in order to service debt and interest payments, as required by certain of Navios Partners’ credit facilities and financial liabilities. Also, as of December 31, 2020, restricted cash included $5,273 as cash collateral to the NIBC Credit Facility, due to the release of the Navios Soleil.

(f) Accounts Receivable, Net: Accounts receivable includes receivables from charterers for hire, freight and demurrage billings. On January 1, 2020, the Company adopted Accounting Standards Update 2016-13, “Financial Instruments—Credit Losses” (“ASC 326”). At each balance sheet date, the Company maintains an allowance for credit losses for expected uncollectible accounts receivable (see Note 5 – Accounts Receivable, net). Navios Partners has filed claims for lost revenues in connection with the 2016 filing by Hanjin for rehabilitation, which was later followed by entry into liquidation in 2017. In October 2020, the bankruptcy court ruled against one of the two claims filed by the Company. The Company has fully provided for these amounts in its books. The allowance for credit losses was $2,990 as of December 31, 2021 and 2020, respectively.

(g) Inventories: Inventories, which are comprised of: (i) bunkers (when applicable) on board of the vessels, valued at cost as determined on the first-in, first-out basis; and (ii) lubricants and stock provisions on board of the vessels as of the balance sheet date, valued at cost as determined on the first-in, first-out basis.

(h) Vessels, Net: Vessels are stated at historical cost, which consists of the contract price and pre-delivery costs incurred during the construction and delivery of newbuildings, including capitalized interest, and any material expenses incurred upon acquisition (improvements and delivery expenses) of second hand vessels. Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. The fair value of the vessels is determined based on vessel valuations, from independent third party shipbrokers. Subsequent expenditures for major improvements and upgrades are capitalized, provided they appreciably extend the life, increase the earnings capacity or improve the efficiency or safety of the vessels. The cost and related accumulated depreciation of assets retired or sold are removed from the accounts at the time of sale or retirement and any gain or loss is included in the accompanying Consolidated Statements of Operations. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of the Company’s drybulk, containerships and tankers based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (“LWT”). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affect depreciation expense in the period of the revision and future periods. The estimated scrap rate used to calculate the vessel’s scrap value is $340 per LWT as of each of December 31, 2021 and 2020.

Management estimates the useful life of the Company’s vessels to be 25 years for drybulk and tanker vessels and 30 years from the containerships, respectively from the original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective. An increase in the useful life of a vessel or in its residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge.

(i) Assets Held for Sale: It is the Company’s policy to dispose of vessels and other fixed assets when suitable opportunities occur and not necessarily to keep them until the end of their useful life. The Company classifies assets and disposal groups as being held for sale when the following criteria are met: management has committed to a plan to sell the vessel (disposal group); the asset (disposal group) is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of vessels; an active program to locate a buyer and other actions required to complete the plan to sell the asset (disposal group) have been initiated; the sale of the asset (disposal group) is probable and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale within one year; the asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Long-lived assets or disposal groups classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These vessels are not depreciated once they meet the criteria to be held for sale. No assets were classified as held for sale as of December 31, 2021 and 2020.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(j) Impairment of Long Lived Assets: Vessels, other fixed assets and other long lived assets held and used by Navios Partners are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. Navios Partners’ management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. Measurement of the impairment loss is based on the fair value of the asset. Navios Partners determines the fair value of its assets on the basis of management estimates and assumptions by making use of available market data and taking into consideration third party valuations performed on an individual vessel basis. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment, are reviewed such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the carrying value of the vessel, the unamortized portion of deferred drydock and special survey costs, ballast water treatment system costs, exhaust gas cleaning system costs and other capitalized items, if any, related to the vessel and the related carrying value of the intangible assets with respect to the time charter agreement attached to that vessel or the carrying value of deposits for newbuildings. Within the shipping industry, vessels are customarily bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to the current market rates. The loss recognized either on impairment or on disposition will reflect the excess of carrying value over fair value (selling price) for the vessel asset group.

The management of the Company has considered various indicators, including but not limited to the market price of its long-lived assets, its contracted revenues and cash flows and the economic outlook. As of December 31, 2021, the Company concluded that events and circumstances did not trigger the existence of potential impairment of its vessels and the related intangible assets and that step one of the impairment analysis was not required.

As of December 31, 2020, the Company concluded that events occurred and circumstances had changed, which indicated that potential impairment of Navios Partners’ long-lived assets might exist. These indicators included volatility in the charter market as well as the potential impact the current marketplace may have on the Company’s future operations. As a result, an impairment assessment of long-lived assets (step one) was performed.

The Company determined the undiscounted projected net operating cash flows for each vessel and compared it to the vessels’ carrying value together with the carrying value of deferred drydock and special survey costs, ballast water treatment system costs, exhaust gas cleaning system costs and other capitalized items, if any, related to the vessel and the carrying value of the related intangible assets, if applicable. The significant factors and assumptions the Company used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Navios Partners’ remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on a combination of one-year average historical time charter rates for the first year and ten-year average historical one-year time charter rates for the remaining period), over the remaining economic life of each vessel, net of brokerage and address commissions, and excluding days of scheduled off-hires, vessel operating expenses as determined by the Management Agreements (as defined herein) in effect until December 2024 and thereafter assuming an increase of 3.0% every second year and utilization rate of 98.6% based on the fleet’s historical performance.

Where the undiscounted projected net operating cash flows do not exceed the carrying value of an asset group, management proceeded to perform step two of the impairment assessment. In step two of the impairment assessment, the Company determined fair value of its vessels through a combination of a discounted cash flow analysis utilizing market participant assumptions from available market data and third-party valuations from independent ship brokers performed on an individual vessel basis. The significant factors and assumptions used by management in determining fair value of vessels included those in developing the projected net operating cash flows over the remaining economic life of each vessel and the discount rate.

During the fourth quarter of fiscal year 2020, the Company’s assessment concluded that step two of the impairment analysis was required for certain of its vessels held and used, as the undiscounted projected net operating cash flows did not exceed the carrying value. As a result, the Company recorded an impairment loss of $50,991 for four of its vessels, being the difference between the fair value and the vessels’ carrying value together with the carrying value of deferred drydock and special survey costs related to the vessels, presented under the caption “Vessels impairment loss” in the Consolidated Statements of Operations (see Note 7 — Vessels, net).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

As of June 30, 2020, the Company’s assessment concluded that step two of the impairment analysis was required for three containerships held and used, as the undiscounted projected net operating cash flows did not exceed the carrying value. As a result, the Company recorded an impairment loss of $6,800 for these vessels, being the difference between the fair value and the vessels’ carrying value together with the carrying value of deferred drydock and special survey costs related to the vessels, presented under the caption “Vessels impairment loss” in the Consolidated Statements of Operations.

As of December 31, 2019, the Company’s assessment concluded that step two of the impairment analysis was required for certain of its vessels held and used, as the undiscounted projected net operating cash flows did not exceed the carrying value. As a result, the Company recorded an impairment loss of $29,335 for one vessel, being the difference between the fair value and the vessel’s carrying value together with the carrying value of deferred drydock and special survey costs related to the vessel, presented under the caption “Vessels impairment loss” in the Consolidated Statements of Operations (see Note 7 — Vessels, net).

During the years ended December 31, 2020 and 2019, an impairment loss of $13,786 and $7,345, respectively, was also recognized in connection with the committed sales of the Navios Soleil in December 2020, the Esperanza N in January 2021, the Castor N in February 2021 and the Navios Galaxy in April 2019, as the carrying amount of each asset group was not recoverable and exceeded its fair value less costs to sell (see Note 7 — Vessels, net).

The total impairment loss recognized amounted to $0, $71,577 and $36,680 for the years ended December 31, 2021, 2020 and 2019, respectively, and is presented under the caption “Vessels impairment loss” in the Consolidated Statements of Operations.

(k) Deferred Drydock and Special Survey Costs: Navios Partners’ vessels are subject to regularly scheduled drydocking and special surveys which are generally carried out every 30 or 60 months, depending on the vessels’ ages to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The cost of drydocking and special surveys are deferred and amortized over the above periods or to the next drydocking or special survey date if such date has been determined.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, and expenses relating to spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For the years ended December 31, 2021, 2020 and 2019, the amortization expense was $16,143, $10,337 and $6,916, respectively and are presented under the caption of “Direct vessel expenses” in the Consolidated Statements of Operations.

(l) Deferred Finance Costs: Deferred finance costs include fees, commissions and legal expenses associated with obtaining or modifying credit facilities and financial liabilities. Deferred finance costs are presented as a deduction from the corresponding liability. These costs are amortized over the life of the related facility using the effective interest rate method, and are presented under the caption “Interest expense and finance cost, net”. Amortization and write-off of deferred finance costs, including amortization of debt discount, for each of the years ended December 31, 2021, 2020 and 2019 were $3,741, $2,141 and $10,916, respectively.

(m) Intangible Assets and Unfavorable Lease Terms: Navios Partners’ intangible assets and liabilities consist of favorable lease terms and unfavorable lease terms. When a vessel along with the current charter contract are acquired as part of a business combination, intangible assets and unfavorable lease terms are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires Navios Partners to make significant assumptions and estimates of many variables including market charter rates, contracted charter rates, remaining duration of the charter agreements, the level of utilization of its vessels and its relevant discount rate. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on Navios Partners’ financial position and results of operations.

The amortizable value of favorable and unfavorable leases is amortized over the remaining life of the lease term and the amortization expense is included under the captions “Depreciation and amortization of intangible assets” and “Amortization of unfavorable lease terms”, respectively in the Consolidated Statements of Operations.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The amortizable value of favorable leases would be considered impaired if their carrying values could not be recovered from the future undiscounted cash flows associated with the assets. As of December 31, 2021, the management of the Company has considered various indicators and concluded that events and circumstances did not trigger the existence of potential impairment of its intangible assets and that step one of the impairment analysis was not required as described in paragraph (j) above. As of December 31, 2020 and 2019, the management, after considering various indicators, performed an impairment test which included intangible assets as described in paragraph (j) above. As of December 31, 2021, 2020 and 2019 there was no impairment of intangible assets.

(n) Foreign Currency Translation: Navios Partners’ functional and reporting currency is the U.S. Dollar. Navios Partners engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, Navios Partners’ wholly-owned vessel subsidiaries transacted a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the Statements of Operations. The foreign currency gains/ (losses) recognized in the accompanying Consolidated Statements of Operations under the captions “Other income” or “Other expense”, for each of the years ended December 31, 2021, 2020 and 2019 were not material for any of these periods.

(o) Provisions: Navios Partners, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred as of the balance sheet date and the likelihood of loss was probable and the amount of the loss can be reasonably estimated. If Navios Partners has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, Navios Partners will accrue the lower amount of the range.

Navios Partners, through the Management Agreements (as defined herein), participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Under the terms of these plans, participants may be required to pay additional premiums (supplementary calls) to fund operating deficits incurred by the clubs (“back calls”). Obligations for back calls are accrued annually based on information provided by the P&I clubs.

(p) Segment Reporting: Navios Partners reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers. Navios Partners does not use discrete financial information to evaluate operating results for each type of charter or vessel type. Management does not identify expenses, profitability or other financial information by charter type. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Partners has determined that it operates under one reportable segment (see Note 14 — Segment information).

(q) Revenue and Expense Recognition:

Revenue from time chartering

Revenues from time chartering and bareboat chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average lease revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Short period charters for less than three months are referred to as spot-charters. Charters extending three months to a year are generally referred to as medium-term charters. All other charters are considered long-term. The Company has determined to recognize lease revenue as a combined single lease component for all time charters (operating leases) as the related lease component and non-lease components will have the same timing and pattern of the revenue recognition of the combined single lease component. The performance obligations in a time charter contract are satisfied over term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel. Revenue from time chartering and bareboat chartering of vessels amounted to $669,185, $218,809 and $204,920 for the years ended December 31, 2021, 2020 and 2019, respectively.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Revenue from voyage contracts

Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo. Upon adoption of ASC 606, the Company recognizes revenue ratably from port of loading to when the charterer’s cargo is discharged as well as defer costs that meet the definition of “costs to fulfill a contract” and relate directly to the contract. Revenue from voyage contracts amounted to $25,199, $3,754 and $9,416 for the years ended December 31, 2021, 2020 and 2019, respectively.

Pooling arrangements

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by points awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for as variable rate operating leases on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured. The allocation of such net revenue may be subject to future adjustments by the pool however, such changes are not expected to be material. The Company recognizes net pool revenue on a monthly and quarterly basis, when the vessel has participated in a pool during the period and the amount of pool revenue can be estimated reliably based on the pool report. Revenue from vessels operating in pooling arrangements amounted to $17,982, $4,208 and $5,043 for the years ended December 31, 2021, 2020 and 2019, respectively.

Revenue from profit-sharing

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly or semi annual basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit sharing elements, these are accounted for on the actual cash settlement or when such revenue becomes determinable. Profit sharing revenue for the years ended December 31, 2021, 2020 and 2019 amounted to $809, nil and nil, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Deferred Revenue and Cash Received in Advance: Deferred revenue primarily relates to cash received from charterers prior to it being earned and the compensation received for the future reduction in the daily hire rates payable by Hyundai Merchant Marine Co. (“HMM”). These amounts are recognized as revenue over the voyage or charter period.

Time Charter and Voyage Expenses: Time charter and voyage expenses comprise all expenses related to each particular voyage, including time charter hire paid and voyage freight paid, bunkers, port charges, canal tolls, cargo handling, agency fees and brokerage commissions. Also included in time charter and voyage expenses are provisions for losses on time charters and voyages in progress at year-end, direct port terminal expenses and other miscellaneous expenses. Time charter expenses are expensed over the period of the time charter and voyage expenses are recognized as incurred.

Direct Vessel Expenses: Direct vessel expenses comprise the amortization related to drydocking and special survey costs of certain vessels of Navios Partners’ fleet and certain extraordinary fees and costs (pursuant to the terms of the management agreements).

Prepaid Voyage Costs: Prepaid voyage costs relate to cash paid in advance for expenses associated with voyages. These amounts are recognized as expenses over the voyage or charter period.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Vessel operating expenses: Pursuant to the management agreement (the “Management Agreement”), the Manager, provided commercial and technical management services to Navios Partners’ vessels for a daily fee of: (a) $4.23 daily rate per Ultra-Handymax vessel; (b) $4.33 daily rate per Panamax vessel; (c) $5.25 daily rate per Capesize vessel; (d) $6.70 daily rate per Containership of TEU 6,800; (e) $7.40 daily rate per Containership of more than TEU 8,000 and (f) $8.75 daily rate per very large Containership of more than TEU 13,000 through December 2019. These fixed daily fees cover the vessels’ operating expenses, other than certain extraordinary fees and costs (pursuant to the terms of the management agreements).

In August 2019, Navios Partners extended the duration of its Management Agreement with the Manager until January 1, 2025, with an automatic renewal for an additional five years, unless earlier terminated by either party. Vessel operating expenses were fixed for two years commencing from January 1, 2020 at: (a) $4.35 daily rate per Ultra-Handymax Vessel; (b) $4.45 daily rate per Panamax Vessel; (c) $5.41 daily rate per Capesize Vessel; and (d) $6.90 daily rate per 6,800 TEU Containership. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel and an annual increase of 3% after January 1, 2022 unless agreed otherwise. In December 2019, the Management Agreement was further amended to include from January 1, 2020, a $6.1 daily rate per Sub-Panamax/Panamax Containership.

Following the liquidation of Navios Europe I, Navios Partners acquired three Sub-Panamax and two Panamax Containerships and following the liquidation of Navios Europe II, Navios Partners acquired five drybulk vessels, three Panamax and two Ultra-Handymax vessels. As per the Management Agreement, as amended in December 2019, vessel operating expenses are fixed for two years commencing from January 1, 2020 at $6.1 daily rate per Sub-Panamax/Panamax Containership. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel and an annual increase of 3% after January 1, 2022 for the remaining period unless agreed otherwise.

Following the completion of the NMCI Merger, the fleet of Navios Containers is included in Navios Partners’ owned fleet and continued to be operated by the Manager (see Note 3 – Acquisition of Navios Containers and Navios Acquisition). As per the NMCI management agreement (the “NMCI Management Agreement”), vessel operating expenses are fixed for two years commencing from January 1, 2020 at: (a) $6.22 daily rate per Containership of TEU 3,000 up to 4,999, respectively; (b) $7.78 daily rate per Containership of TEU 8,000 up to 9,999, respectively; and (c) $8.27 daily rate per Containership of TEU 10,000 up to 11,999, respectively. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel and an annual increase of 3% after January 1, 2022 unless agreed otherwise.

Upon acquisition of the majority of outstanding stock of Navios Acquisition, the fleet of Navios Acquisition is included in Navios Partners’ owned fleet and continued to be operated by Tankers Manager (see Note 3 – Acquisition of Navios Containers and Navios Acquisition). As per the Navios Acquisition management agreement with Tankers Manager (the “NNA Management Agreement” and together with the Management Agreement and the NMCI Management Agreement, the “Management Agreements”), vessel operating expenses are fixed for two years commencing from January 1, 2020 at: (a) $6.8 per day per MR2 and MR1 product tanker and chemical tanker vessel; (b) $7.23 per day per LR1 product tanker vessel; and (c) $9.7 per day per VLCC. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel, an annual increase of 3% after January 1, 2022 for the remaining period unless agreed otherwise.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Following completion of the Mergers, the Managers provide commercial and technical management services to Navios Partners’ vessels for a daily fee of: (a) $4.45 daily per Panamax Vessel; (b) $4.35 daily per Ultra-Handymax Vessel; (c) $5.41 daily per Capesize Vessel; (d) $6.1 daily per owned container vessel of 1,300TEU to 3,400TEU; (e) $6.22 daily rate per Containership of TEU 3,000 up to 4,999; (f) $6.9 daily per 6,800 TEU Containership; (g) $7.78 daily rate per Containership of TEU 8,000 up to 9,999; (h) $8.27 daily rate per Containership of TEU 10,000 up to 11,999; (i) $6.83 per day per MR2 and MR1 product tanker and chemical tanker vessel; (j) $7.23 per day per LR1 product tanker vessel; and (k) $9.65 per day per VLCC.

The Management Agreements also provide for payment of a termination fee, equal to the fees charged for the full calendar year (for Navios Partners, Navios Containers and Navios Acquisition) preceding the termination date in the event the agreements are terminated on or before December 31, 2024.

Drydocking expenses are reimbursed at cost for all vessels.

During the years ended December 31, 2021 and 2020 certain extraordinary fees and costs related to vessels’ regulatory requirements, including ballast water treatment system installation and exhaust gas cleaning system installation under the Company’s Management Agreements, amounted to $11,408 and $3,366, respectively, and are presented under the caption “Acquisition of/ additions to vessels, net of cash acquired” in the Consolidated Statements of Cash Flows. During year ended December 31, 2021, certain extraordinary fees and costs related to Covid-19 measures, including crew related expenses, amounted to $5,811 are presented under the caption of “Direct vessel expenses” in the Consolidated Statements of Operations. During year ended December 31, 2021, certain extraordinary fees and costs related to Covid-19 measures, including crew related expenses, amounted to $2,034 are presented under the caption of “Other expense” in the Consolidated Statements of Operations.

Vessel operating expenses for each of the years ended December 31, 2021, 2020 and 2019 amounted to $191,449, $93,732 and $68,188, respectively.

General and administrative expenses: Pursuant to the administrative services agreement (the “Administrative Services Agreement”), the Manager also provides administrative services to Navios Partners, which include bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other. Under the Administrative Services Agreement, which provide for allocable general and administrative costs, the Manager is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In August 2019, Navios Partners extended the duration of its existing Administrative Services Agreement with the Manager until January 1, 2025, to be automatically renewed for another five years. The agreement also provides for payment of a termination fee, equal to the fees charged for the full calendar year preceding the termination date in the event the Administrative Services Agreement is terminated on or before December 31, 2024.

Total general and administrative expenses charged by the Managers for each of the years ended December 31, 2021, 2020 and 2019 amounted to $28,805, $13,708 and $10,406, respectively.

(r) Financial Instruments: Financial instruments carried on the balance sheet include cash and cash equivalents, restricted cash, trade receivables and payables, other receivables and other liabilities, long-term debt and financial liabilities. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial Risk Management: Navios Partners’ activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, fuel prices, credit and interest rates risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: Navios Partners closely monitors its credit exposure to customers and counter-parties for credit risk. Navios Partners has entered into the Management Agreements with the Managers, pursuant to which the Managers agreed to provide commercial and technical management services to Navios Partners. When negotiating on behalf of Navios Partners’ various vessel employment contracts, the Managers have policies in place to ensure that they trade with customers and counterparties with an appropriate credit history.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Financial instruments that potentially subject Navios Partners to concentrations of credit risk are accounts receivable and cash and cash equivalents. Navios Partners does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

For the year ended December 31, 2021, Singapore Marine Pte. Ltd (“Singapore Marine”) represented approximately 14.5% of our total revenues. For the year ended December 31, 2020 HMM, Singapore Marine and Cargill represented approximately 23.4%, 19.5% and 11.4%, respectively, of the Company’s total revenues. For the year ended December 31, 2019 HMM, Swissmarine and Cargill represented approximately 25.9%, 12.3% and 10.9%, respectively, of the Company’s total revenues. No other customers accounted for 10% or more of total revenues for any of the years presented.

Liquidity Risk: Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and financial liabilities and the ability to close out market positions. Navios Partners monitors cash balances appropriately to meet working capital needs.

Foreign Exchange Risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the Consolidated Statements of Operations.

(s) Cash Distribution: As per the partnership agreement, within 45 days following the end of each quarter, to the extent and as may be declared by the Board, an amount equal to 100% of Available Cash (as defined herein) with respect to such quarter shall be distributed to the partners as of the record date selected by the Board of Directors.

Available Cash: Generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by the Board of Directors to:

•	provide for the proper conduct of the business (including reserve for maintenance and replacement capital expenditures);

•	comply with applicable law, any of Navios Partners’ debt instruments, or other agreements; or

•	provide funds for distributions to the unitholders and to the general partner for any one or more of the next four quarters;

•

plus all cash on hand on the date of determination of Available Cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under any revolving credit or similar agreement used solely for working capital purposes or to pay distributions to partners.

Available Cash is a quantitative measure used in the publicly traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Available Cash is not required by U.S. GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity.

Cash distributions are recorded in the Company’s financial statements in the period in which they are declared. Navios Partners paid $4,615, $7,872 and $13,550 to its unitholders of common and general partner units during the years ended December 31, 2021, 2020 and 2019, respectively.

Maintenance and Replacement Capital Expenditures: Maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long-term the operating capacity of or the revenue generated by Navios Partners’ capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by the capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel increase the revenues or the operating capacity of the Company’s fleet, those capital expenditures would be classified as expansion capital expenditures. As of December 31, 2021, 2020 and 2019, maintenance and replacement capital expenditures reserve approved by the Board of Directors was $83,147, $36,455 and $29,039, respectively.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(t) Stock-based compensation: In February 2019, December 2019, December 2018 and December 2017, Navios Partners granted restricted common units to its directors and officers, which are based solely on service conditions and vest over four years each, respectively. Following the NNA Merger, Navios Partners assumed the restricted common units granted in December 2018 and December 2017 to directors and officers of Navios Acquisition, which are based solely on service conditions and vest over four years each, respectively. Upon the NNA Merger, the unvested restricted common units were 11,843 after exchange on a 1 to 0.1275 basis. The fair value of restricted common units is determined by reference to the quoted stock price on the date of grant or the date that the grants were exchanged upon completion of the NNA Merger. Compensation expense, net of estimated forfeitures, is recognized based on a graded expense model over the vesting period. The effect of compensation expense arising from the restricted common units described above amounted to $523, $946 and $2,018 for the years ended December 31, 2021, 2020 and 2019, respectively, and was presented under the caption “General and administrative expenses” in the Consolidated Statements of Operations. There were no restricted common units exercised, forfeited or expired during the years ended December 31, 2021, 2020 and 2019. As of December 31, 2021, 347,389 restricted common units were vested, cumulatively.

(u) Income Taxes: The Company is a Marshall Islands Corporation. Pursuant to various treaties and the United States Internal Revenue Code, the Company believes that substantially all its operations are exempt from income taxes in the Marshall Islands and the United States of America. Under the laws of Marshall Islands, Malta, Cayman Islands, Liberia, British Virgin Islands and Hong Kong, the countries of the vessel-owning subsidiaries’ incorporation and vessels’ registration, the vessel-owning subsidiaries are subject to registration and tonnage taxes which have been included in vessel operating expenses in the accompanying Consolidated Statements of Operations.

(v) (Loss)/Earnings Per Unit: Basic (losses)/earnings per unit is computed by dividing net (loss)/income attributable to Navios Partners common unitholders by the weighted average number of common units outstanding during the periods presented. Diluted earnings per unit reflect the potential dilution that would occur if securities or other contracts to issue common units were exercised or converted. Diluted earnings per unit is calculated in the same manner as basic earnings per unit, except that the weighted average number of outstanding units increased to include the dilutive effect of outstanding unit options or phantom units.

(w) Guarantees: An asset for the fair value of a right undertaken in issuing the guarantee is recognized. The recognition of fair value is not required for certain guarantees such as the parent’s guarantee of a subsidiary’s debt to a third party or guarantees on product warranties. For those guarantees excluded from the above guidance requiring the fair value recognition of the asset, financial statement disclosures of their terms are made.

On November 15, 2012 (as amended and supplemented in March 2014, December 2017 and July 2019), Navios Holdings and Navios Partners entered into an agreement (the “Navios Holdings Guarantee”) by which Navios Holdings would provide supplemental credit default insurance with a maximum cash payment of $20,000. In October 2020, Navios Holdings paid an amount of $5,000 to Navios Partners. In April 2021, Navios Holdings paid an amount of $5,000 to Navios Partners. As of December 31, 2021 and 2020, the outstanding claim receivable amounted to $0 and $5,000, respectively. The guarantee claim receivable is presented under the caption “Amounts due from related parties” under current assets in the Consolidated Balance Sheets as of December 31, 2020.

(x) Leases: Vessel leases where Navios Partners is regarded as the lessor are classified as either operating leases or sales type/ direct financing leases, based on an assessment of the terms of the lease.

For charters classified as finance leases the minimum lease payments are recorded as the gross investment in the lease. The difference between the gross investment in the lease and the sum of the present values of the two components of the gross investment is recorded as unearned income which is amortized to income over the lease term as finance lease interest income to produce a constant periodic rate of return on the net investment in the lease. For charters classified as operating leases where Navios Partners is regarded as the lessor, (see Note 2(q) — Summary of Significant Accounting Policies).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

In cases of lease agreements where the Company acts as the lessee, the Company recognizes a right-of-use asset and a corresponding lease liability on the consolidated balance sheet. After lease commencement, the Company measures the lease liability for an operating lease at the present value of the remaining lease payments using the discount rate determined at lease commencement. The right-of-use asset is subsequently measured at the amount of the remeasured lease liability, adjusted for the remaining balance of any lease incentives received, any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term and any unamortized initial direct costs. Any changes made to leased assets to customize it for a particular use or need of the lessee are capitalized as leasehold improvements. Amounts attributable to leasehold improvements are presented separately from the related right-of-use asset. In cases of Navios Acquisition’s lease agreements at the date of obtaining control, the Company measured the lease liability at the present value of the remaining lease payments as if these lease agreements were a new lease of the Company at the date of obtaining control. For finance leases, interest expense is determined using the effective interest method and amortization on the right-of-use asset is recognized on a straight line basis over the lease term. For charters classified as operating leases, lease expense is recognized on a straight line basis over the rental periods of such charter agreements. The expense is included under the caption “Time charter and voyage expenses” in the Consolidated Statement of Operations.

In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financing transaction. For a sale to have occurred, the control of the asset would need to be transferred to the buyer, and the buyer would need to obtain substantially all the benefits from the use of the asset.

Operating lease assets used by Navios Partners are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Measurement of the impairment loss is based on the fair value of the asset. Navios Partners determines the fair value of its assets based on management estimates and assumptions by making use of available market data. In evaluating carrying values of operating lease assets, certain indicators of potential impairment are reviewed, such as undiscounted projected operating cash flows, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the carrying value of the operating lease asset and the carrying value of deposits for the option to acquire a vessel including expenses and interest. If step two of the impairment analysis is required, the analysis includes the use of the discounted cash flow which comprises various assumptions, including the Company’s weighted average cost-of capital (“WACC”).

As of December 31, 2021, the management of the Company has considered various indicators, and concluded that events and circumstances did not trigger the existence of potential impairment of its operating lease assets and that step one of the impairment analysis was not required.

As of December 31, 2020, the management concluded that events occurred and circumstances had changed, which indicated that potential impairment of Navios Partners’ operating lease assets might exist. These indicators included volatility in the charter market as well as the potential impact the current marketplace may have on the Company’s future operations. As a result, an impairment assessment of operating lease assets (step one) was performed.

The Company determined undiscounted projected net operating cash flows for each chartered-in vessel and compared it to operating lease asset’s carrying value together with the carrying value of deposits for the option to acquire a vessel including expenses and interest. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (the Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on three-year average historical time charter rates) over the remaining lease term, net of brokerage and address commissions excluding days of scheduled off-hires (for the bareboat chartered-in vessels), vessel operating expenses in accordance with the terms of Management Agreements (assuming an annual increase of 3.0% every second year for the bareboat chartered-in vessels).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

As of December 31, 2020 and 2019, the Company’s impairment assessments indicated that the undiscounted projected net operating cash flows determined for each asset group exceeded their carrying value. The impairment assessments performed as of December 31, 2020 and 2019 did not result in impairment charges.

(y) Financial Instruments and Fair Value: Guidance on Fair Value Measurements provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to guidance on Fair Value Measurements.

(z) Recent Accounting Pronouncements:

In July 2021, the FASB issued ASU 2021-05, Lease (Topic 842): Lessors—Certain Leases with Variable Lease Payments (“ASU 2021-05”). The guidance in ASU 2021-05 amends the lease classification requirements for the lessors under certain leases containing variable payments to align with practice under ASC 840. The lessor should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if both of the following criteria are met: 1) the lease would have been classified as a sales-type lease or a direct financing lease in accordance with the classification criteria in ASC 842-10-25-2 through 25-3; and 2) the lessor would have otherwise recognized a day-one loss. The amendments in ASU 2021-05 are effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adoption to the consolidated and combined financial statements and related disclosures.

In March 2020, the Financial Accounting Standards Board issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”).” ASU 2020-04 provides temporary optional expedients and exceptions to the guidance in U.S. GAAP on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. In January 2021, the FASB issued Accounting Standard Update (“ASU”) 2021-01 (Topic 848), which amends and clarifies the existing accounting standard issued in March 2020 (“ASU”) 2020-04 for Reference Rate Reform. Reference rates such as LIBOR, are widely used in a broad range of financial instruments and other agreements. The ASU permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets (the “discounting transition”). The ASU 2020-04 is effective for adoption at any time between March 12, 2020 and December 31, 2022, for all entities and the ASU 2021-01 is effective for all entities as of January 7, 2021 through December 31, 2022. As of December 31, 2021, the Company has not made any contract modifications to replace the reference rate in any of its agreements and will continue to evaluate the effects of this standard on its consolidated financial position, results of operations, and cash flows.

NOTE 3 – ACQUISITION OF NAVIOS CONTAINERS AND NAVIOS ACQUISITION

ACQUISITION OF NAVIOS CONTAINERS

On March 31, 2021, Navios Partners completed the merger (the “NMCI Merger”) contemplated by the Agreement and Plan of Merger (the “NMCI Merger Agreement”), dated as of December 31, 2020, by and amongst Navios Partners, its direct wholly-owned subsidiary NMM Merger Sub LLC (“Merger Sub”), Navios Maritime Containers L.P. (“Navios Containers”) and Navios Maritime Containers GP LLC, Navios Containers’ general partner. Pursuant to the NMCI Merger Agreement, Merger Sub merged with and into Navios Containers, with Navios Containers continuing as the surviving partnership. As a result of the NMCI Merger, Navios Containers became a wholly-owned subsidiary of Navios Partners. Pursuant to the terms of the NMCI Merger Agreement, each outstanding common unit of Navios Containers that was held by a unitholder other than Navios Partners, Navios Containers and their respective subsidiaries was converted into the right to receive 0.39 of a common unit of Navios Partners. Following the exercise of the optional second merger (“Second Merger”), Navios Containers merged with and into Navios Maritime Containers Sub LP, with Navios Maritime Containers Sub LP continuing as the surviving partnership, and Migen Shipmanagement Ltd, a wholly owned subsidiary of Navios Partners, became Navios Containers’ general partner.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Navios Partners accounted for the NMCI Merger “as a business combination achieved in stages”, which results in the application of the “acquisition method,” as defined under ASC 805, Business Combinations. Navios Partners’ previously held equity interest in Navios Containers was remeasured to its fair value at March 31, 2021, the date the controlling interest was acquired and the resulting gain was recognized in earnings. Under the acquisition method, the fair value of the consideration paid by Navios Partners in connection with the transaction was allocated to Navios Containers’ net assets based on their estimated fair values at the date of the completion of the NMCI Merger. The excess of the fair value of the identifiable net assets acquired of $342,674 over the total purchase price consideration of $298,621, resulted in a bargain purchase gain of $44,053. The transaction resulted in a bargain purchase gain as a result of the share price of Navios Containers trading at a discount to their net asset value (“NAV”). The fair value of the vessels was determined based on vessel valuations, obtained from independent third party shipbrokers, which are among other things, based on recent sales and purchase transactions of similar vessels. The fair value of the unfavorable lease terms (intangible liabilities) was determined by reference to market data and the discounted amount of expected future cash flows. The key assumptions that were used in the discounted cash flow analysis were as follows: (i) the contracted charter rate of the acquired charter over the remaining lease term compared to (ii) the current market charter rates for a similar contract and (iii) discounted using the Company’s relevant discount factor of 8.89%.

As of March 31, 2021, Navios Partners previously held interest of 35.7% in Navios Containers was remeasured to a fair value of $106,997, determined using the closing price per common unit of $9.23 of NMCI as of the closing date of the NMCI merger, resulting in revaluation gain of $75,387 which along with the equity gain of $5,452 from the operations of Navios Containers upon the closing date aggregate to a gain on acquisition of control in the amount of $80,839 and is presented in, “Equity in net earnings of affiliated companies”, in the accompanying Consolidated Statement of Operations. The acquisition of the remaining interest of 64.3% through the issuance of newly issued common units in Navios Partners was recorded at a fair value of $191,624 on the basis of 8,133,452 common units issued at a closing price per common unit of $23.56 as of the closing date of the NMCI Merger.

Upon completion of the NMCI Merger on March 31, 2021, beginning from April 1, 2021, the results of operations of Navios Containers are included in Navios Partners’ Consolidated Statements of Operations. Total time charter and voyage revenues and net income of Navios Containers for the period from April 1, 2021 to December 31, 2021 included in the Consolidated Statement of Operations amounted to $168,322 and $182,479, respectively.

Transaction costs amounted to $247 and have been expensed in the Consolidated Statement of Operations under the caption “Transaction costs” in the accompanying Consolidated Statements of Operations.

The following table summarizes the consideration exchanged and the fair value of assets acquired and liabilities assumed on March 31, 2021:

Purchase price:
Fair value of previously held interest (35.7%)	$106,997
Equity issuance (8,133,452 Navios Partners units * $23.56)	191,624

Total purchase price	298,621
Fair value of assets acquired and liabilities assumed:
Vessels	770,981
Current assets (including cash of $10,282)	29,033
Unfavorable lease terms	(224,490)
Long term debt and financial liabilities assumed (including current portion)	(227,434)
Current liabilities	(5,416)

Fair value of net assets acquired	342,674

Bargain gain	$44,053

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The acquired intangible, listed below, as determined at the acquisition date and are amortized under the straight line method over the period indicated below:

	Within One Year	Year Two	Year Three	Year Four	Year Five	Year Six	Total
Time charters with unfavorable lease terms	$(126,710)	(52,501)	(20,431)	(12,462)	(11,445)	(941)	$(224,490)

Intangible liabilities subject to amortization are amortized using straight line method over their estimated useful lives to their estimated residual value of zero.

The following is a summary of the acquired identifiable intangible liability:

Amount
Description
Unfavorable lease terms	$(224,490)

ACQUISITION OF NAVIOS ACQUISITION

On August 25, 2021 (date of obtaining control), Navios Partners purchased 44,117,647 newly issued shares of Navios Acquisition, thereby acquiring a controlling interest of 62.4% in Navios Acquisition, and the results of operations of Navios Acquisition are included in Navios Partners’ consolidated statements of operations commencing on August 26, 2021.

On October 15, 2021, Navios Partners completed the merger with Navios Acquisition (the “NNA Merger” and together with the NMCI Merger, the “Mergers”) and as a result thereof, Navios Acquisition became a wholly-owned subsidiary of Navios Partners. Each outstanding share of common stock of Navios Acquisition that was held by a stockholder other than Navios Partners was converted into the right to receive 0.1275 of a common unit of Navios Partners. As a result of the NNA Merger, 3,388,226 common units of Navios Partners were issued to former public stockholders of Navios Acquisition.

Navios Partners accounted for the control obtained “as a business combination”, which resulted in the application of the “acquisition method,” as defined under ASC 805, Business Combinations, as well as the recognition of the equity interest in Navios Acquisition not held by Navios Partners to its fair value at the date the controlling interest is acquired by Navios Partners as noncontrolling interest on the consolidated balance sheet. The excess of the fair value of Navios Acquisition’s identifiable net assets acquired of $211,597 over the fair value of the consideration transferred of $150,000 and the fair value of the noncontrolling interest of $57,635, resulted in a bargain gain upon obtaining control of $3,962.

The fair value of the consideration of $150,000 has been treated as deemed contribution with an equal increase in total partner’s capital. The fair value of the noncontrolling interest was determined by using the Navios Acquisition’s closing price of $2.17 as of August 25, 2021 (date of obtaining control). The fair value of the vessels was determined based on vessel valuations, obtained from independent third party shipbrokers, which are among other things, based on recent sales and purchase transactions of similar vessels. The fair value of the favorable and unfavorable lease terms (intangible assets and liabilities) were determined by reference to market data and the discounted amount of expected future cash flows. The key assumptions that were used in the discounted cash flow analysis were as follows: (i) the contracted charter rate of the acquired charter over the remaining lease term compared to (ii) the current market charter rates for a similar contract and (iii) discounted using the Company’s relevant discount factor of 10.43%.

Total time charter and voyage revenues and net loss of Navios Acquisition for the period from August 26, 2021 to December 31, 2021 included in the Consolidated Statement of Operations amounted to $82,477 and $17,946, respectively.

Transaction costs amounted to $10,192 presented under the caption “Transaction costs” in the accompanying Consolidated Statements of Operations.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The following table summarizes the fair value of the consideration transferred the fair value of assets acquired and liabilities assumed and the fair value of the noncontrolling interest in Navios Acquisition assumed on August 25, 2021:

Purchase consideration:
Fair value of the consideration	$150,000
Fair value of noncontrolling interest (37.6%)	57,635

Total purchase consideration	207,635

Fair value of Navios Acquisition’s assets acquired and liabilities assumed:
Vessels	1,003,040
Other long-term assets	27,291
Operating lease assets	128,619
Current assets (including cash and restricted cash of $32,394)	64,180
Favorable lease terms	112,139
Unfavorable lease terms	(6,529)
Long term debt and financial liabilities assumed (including current portion)	(811,608)
Operating lease liabilities (including current portion)	(128,619)
Current liabilities	(176,916)

Fair value of Navios Acquisition’s net assets	211,597

Bargain gain upon obtaining control	$3,962

The intangible assets and liabilities, listed below, as determined at the date of obtaining control and are amortized under the straight line method over the period indicated below:

	Within One Year	Year Two	Year Three	Year Four	Year Five	Year Six and thereafter	Total
Time charters with favorable lease terms	$24,398	18,232	18,156	17,702	11,182	22,469	$112,139

Time charters with unfavorable lease terms	$(4,672)	(1,857)	—	—	—	—	$(6,529)

Intangible assets and liabilities subject to amortization are amortized using straight line method over their estimated useful lives to their estimated residual value of zero.

The following is a summary of the identifiable intangible asset and liability at the date of obtaining control:

Amount
Description
Favorable lease terms	$112,139
Unfavorable lease terms	$(6,529)

If the acquisitions of Navios Containers and Navios Acquisition had been consummated as of January 1, 2020, Navios Partners’ pro-forma revenues and net income for the year ended December 31, 2021 would have been $924,978 and $377,071, respectively, and for the year ended December 31, 2020 would have been $715,397 and $97,047, respectively. These pro-forma results do not include non-recurring items directly related to the business combinations as follows: (a) the gain on remeasurement of the previously held interest on Navios Containers and the equity gain from the operations of Navios Containers upon the closing date in the amount of $80,839; (b) the total bargain gain in the amount of $48,015; and (c) the transaction costs related to the Mergers in the amount of $11,169. The pro forma results are for comparative purposes only and do not purport to be indicative of the results that would have actually been obtained if the acquisition of Navios Containers and the consolidation of Navios Acquisition had occurred at the beginning of the period presented. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from the combined operations.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 4 – CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$159,467	$19,303
Restricted cash	9,979	11,425

Total cash and cash equivalents and restricted cash	$169,446	$30,728

As of December 31, 2021 and December 31, 2020, restricted cash amounted to $9,979 and $11,425, respectively and relates to amounts held in retention accounts in order to service debt and interest payments, as required by certain of the Company’s credit facilities and financial liabilities.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. Navios Partners does maintain cash deposits and equivalents in excess of government-provided insurance limits. Navios Partners also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

NOTE 5 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31, 2021	December 31, 2020
Accounts receivable	$26,764	$19,959
Less: Provision for credit losses	(2,990)	(2,990)

Accounts receivable, net	$23,774	$16,969

Charges to provisions for credit losses are summarized as follows:

Allowance for credit losses	Balance at beginning of period	Charges to costs and expenses	Amount utilized	Balance at end of period
Year ended December 31, 2021	$(2,990)	$—	$—	$(2,990)
Year ended December 31, 2020	$(1,495)	$(1,495)	$—	$(2,990)
Year ended December 31, 2019	$(1,495)	$—	$—	$(1,495)

Concentration of credit risk with respect to accounts receivable is limited due to the Company’s large number of customers, who are internationally dispersed and have a variety of end markets in which they sell. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in the Company’s trade receivables. For the year ended December 31, 2021, one customer accounted for 14.5% of the Company’s total revenues. For the year ended December 31, 2020, three customers accounted for 23.4%, 19.5% and 11.4%, respectively, of the Company’s total revenues and for the year ended December 31, 2019, three customers accounted for 25.9%, 12.3% and 10.9%, respectively, of the Company’s total revenues.

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31, 2021	December 31, 2020
Prepaid voyage costs	$2,829	$284
Inventories	21,072	6,267
Claims receivable	5,568	633
Other	3,651	899

Total prepaid expenses and other current assets	$33,120	$8,083

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Inventories are comprised of bunkers, lubricants and stores remaining on board as of December 31, 2021.

Claims receivable mainly represent claims against vessels’ insurance underwriters in respect of damages arising from accidents or other insured risks, as well as claims under charter contracts.

NOTE 7 – VESSELS, NET

Vessels	Cost	Accumulated Depreciation	Net Book Value
Balance December 31, 2018	$1,360,231	$(316,981)	$1,043,250
Additions/ (Depreciation)	113,391	(52,088)	61,303
Disposals	(5,696)	81	(5,615)
Vessels impairment loss	(97,170)	60,490	(36,680)

Balance December 31, 2019	$1,370,756	$(308,498)	$1,062,258
Additions/ (Depreciation)	110,416	(54,884)	55,532
Disposals	(5,233)	158	(5,075)
Vessels impairment loss	(161,199)	89,622	(71,577)

Balance December 31, 2020	$1,314,740	$(273,602)	$1,041,138

Additions/ (Depreciation)	1,996,820	(98,739)	1,898,081
Disposals	(90,933)	4,284	(86,649)

Balance December 31, 2021	$3,220,627	$(368,057)	$2,852,570

During the years ended December 31, 2021 and 2020, the Company capitalized certain extraordinary fees and costs related to vessels’ regulatory requirements, including ballast water treatment system installation and exhaust gas cleaning system installation, amounted to $11,408 and $3,366, respectively, and are presented under the caption “Acquisition of/ additions to vessels, net of cash acquired” in the Consolidated Statements of Cash Flows (see Note 18 — Transactions with related parties and affiliates).

Acquisition of Vessels

2021

Upon acquisition of the majority of outstanding stock of Navios Acquisition and the completion of the NMCI Merger, the fleets of Navios Acquisition and Navios Containers were included in Navios Partners’ owned fleet (see Note 3 – Acquisition of Navios Containers and Navios Acquisition).

On July 9, 2021, Navios Partners acquired the Navios Azimuth, a 2011-built Capesize vessel of 179,169 dwt, from its affiliate, Navios Holdings, for an acquisition cost of $30,003 (including $3 capitalized expenses) (see Note 18 – Transactions with related parties and affiliates).

On June 30, 2021, Navios Partners acquired the Navios Ray, a 2012-built Capesize vessel of 179,515 dwt and the Navios Bonavis, a 2009-built Capesize vessel of 180,022 dwt, from its affiliate, Navios Holdings, for an aggregate purchase price of $58,000 (see Note 18 — Transactions with related parties and affiliates).

On June 4, 2021, Navios Partners acquired the Navios Koyo, a 2011-built Capesize vessel of 181,415 dwt, from its affiliate, Navios Holdings, for an acquisition cost of $28,567 (including $67 capitalized expenses) (see Note 18 — Transactions with related parties and affiliates).

On May 10, 2021, Navios Partners acquired the Ete N, a 2012-built Containership of 2,782 TEU, the Fleur N, a 2012-built Containership of 2,782 TEU and the Spectrum N, a 2009-built Containership of 2,546 TEU from Navios Acquisition, for an aggregate purchase price of $55,500 (see Note 18 — Transactions with related parties and affiliates).

On March 30, 2021, Navios Partners acquired the Navios Avior, a 2012 built Panamax vessel of 81,355 dwt, and the Navios Centaurus, a 2012 built Panamax vessel of 81,472 dwt, from its affiliate, Navios Holdings, for an acquisition cost of $39,320 (including $70 capitalized expenses), including working capital balances of $(5,766) (see Note 18 — Transactions with related parties and affiliates).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The acquisition of the individual vessels from Navios Holdings (except for the Navios Koyo) and Navios Acquisition was effected through the acquisition of all of the capital stock of the respective vessel-owning companies, which held the ownership and other contractual rights and obligations related to each of the acquired vessels. Management accounted for each acquisition as an asset acquisition under ASC 805.

2020

On September 30, 2020, Navios Partners acquired the Navios Gem, a 2014-built Capesize vessel of 181,336 dwt and the Navios Victory, a 2014-built Panamax vessel of 77,095 dwt, from its affiliate, Navios Holdings, for a purchase price of $51,000 (see Note 18 — Transactions with related parties and affiliates).

On June 29, 2020, Navios Partners acquired five drybulk vessels, three Panamax and two Ultra-Handymax, for a fair value of $56,050 in total, following the liquidation of Navios Europe II (see Note 18 — Transactions with related parties and affiliates).

2019

On December 16, 2019, Navios Partners acquired four drybulk vessels, from an entity affiliated with the Company’s Chairwoman and CEO, for a fair value of $40,379, in total, through bank financing of $37,000 (see Note 18 — Transactions with related parties and affiliates).

On December 13, 2019, Navios Partners acquired three Sub-Panamax and two Panamax Containerships for a fair value of $56,083, in total, following the liquidation of Navios Europe I (see Note 18 — Transactions with related parties and affiliates).

Sale of Vessels

2021

On October 29, 2021, Navios Partners sold the Navios Altair I, a 2006-built Panamax vessel of 74,475 dwt, to an unrelated third party for a net sales price of $13,465. The aggregate net carrying amount of the vessel, including the remaining carrying balance of dry-dock and special survey cost of $29, amounted to $10,189 as at the date of the sale.

On August 16, 2021, Navios Partners sold the Harmony N, a 2006-built Containership of 2,824 TEU, to an unrelated third party for a net sales price of $28,420.

On August 13, 2021, Navios Partners sold the Navios Azalea, a 2005-built Panamax vessel of 74,759 dwt, to an unrelated third party for a net sales price of $12,610. The aggregate net carrying amount of the vessel, including the remaining carrying balance of dry-dock and special survey cost of $777, amounted to $10,137 as at the date of the sale.

On July 31, 2021, Navios Partners sold the Navios Dedication, a 2008-built Containership of 4,250 TEU to an unrelated third party for a net sales price of $33,893.

On March 25, 2021, the Company sold the Joie N, a 2011-built Ultra-Handymax vessel of 56,557 dwt, to an unrelated third party, for a net sales price of $8,190.

On February 10, 2021, the Company sold the Castor N, a 2007-built Containership of 3,091 TEU to an unrelated third party for a net sales price of $8,869.

On January 28, 2021, the Company sold the Solar N, a 2006-built Containership of 3,398 TEU to an unrelated third party for a net sales price of $11,074.

On January 13, 2021, the Company sold the Esperanza N, a 2008-built Containership of 2,007 TEU to an unrelated third party for a net sales price of $4,559.

Following the sale of the vessels during the year ended December 31, 2021, the aggregate net amount of $33,625, was presented under the caption “Gain on sale of vessels, net” in the Consolidated Statements of Operations.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

2020

On December 10, 2020, Navios Partners sold the Navios Soleil to an unrelated third party for a net sales price of $8,183. The aggregate net carrying amount of the vessel, including the remaining carrying balance of dry dock and special survey cost of $3,108, amounted to $18,163 as at the date of sale. Following the impairment loss of $9,980, recognized as of December 31, 2020, no loss on sale occurred upon the sale of the vessel.

2019

On April 23, 2019, Navios Partners sold the Navios Galaxy I to an unrelated third party, for a net sales price of $5,978. Following the impairment loss of $7,345 recognized as of March 31, 2019, no loss on sale occurred upon the sale of the vessel.

Vessels impairment loss

2021

As of December 31, 2021, events and circumstances did not trigger the existence of potential impairment of the vessels, mainly due to the market improvement. As a result, there was no impairment charge for the year ended December 31, 2021.

2020

In November 2020, Navios Partners entered into a Memorandum of Agreement with an unrelated third party for the sale of the Castor N for a net sales price of $8,869. The vessel was subject to an existing time charter with an unrelated charterer and was not immediately available for sale and therefore, did not qualify as an asset held for sale as of December 31, 2020. As of December 31, 2020, the Company had a current expectation that the vessel would be sold before the end of its previously estimated useful life, and as a result performed an impairment test of the specific asset group. An impairment loss of $2,026 has been recognized under the caption “Vessels impairment loss” in the Consolidated Statements of Operations as of December 31, 2020.

In October 2020, Navios Partners entered into a Memorandum of Agreement with an unrelated third party for the sale of the Esperanza N for a net sales price of $4,559. The vessel was subject to an existing time charter with an unrelated charterer and was not immediately available for sale and therefore, did not qualify as an asset held for sale as of December 31, 2020. As of September 30, 2020, the Company had a current expectation that the vessel would be sold before the end of its previously estimated useful life, and as a result performed an impairment test of the specific asset group. An impairment loss of $1,780 has been recognized under the caption “Vessels impairment loss” in the Consolidated Statements of Operations as of December 31, 2020. The vessel was sold on January 13, 2021.

2019

On March 21, 2019, Navios Partners entered into a Memorandum of Agreement with an unrelated third party for the sale of the Navios Galaxy I for a net sales price of $5,978. The vessel was subject to an existing time charter with an unrelated charterer and was not immediately available for sale and therefore, did not qualify as an asset held for sale as of March 31, 2019. As of March 31, 2019, the Company had a current expectation that the vessel would be sold before the end of its previously estimated useful life, and as a result performed an impairment test of the specific asset group. An impairment loss of $7,345 has been recognized under the caption “Vessels impairment loss” in the Consolidated Statements of Operations as of December 31, 2019. The vessel was sold on April 23, 2019.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 8 – INTANGIBLE ASSETS AND LIABILITIES

Intangible assets as of December 31, 2021 and December 31, 2020 consisted of the following:

	Cost	Accumulated Amortization	Net Book Value
Favorable lease terms December 31, 2018	$83,716	$(79,384)	$4,332

Additions/ (Amortization)	—	(1,166)	(1,166)
Favorable lease terms December 31, 2019	$83,716	$(80,550)	$3,166

Additions/ (Amortization)	—	(1,166)	(1,166)
Favorable lease terms December 31, 2020	$83,716	$(81,716)	$2,000

Additions/ (Amortization)	112,138	(13,716)	98,422
Favorable lease terms December 31, 2021	$195,854	$(95,432)	$100,422

Amortization expense of favorable lease terms for each of the years ended December 31, 2021, 2020 and 2019 is presented in the following table:

	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Favorable lease terms	$(13,716)	$(1,166)	$(1,166)

Total	$(13,716)	$(1,166)	$(1,166)

The aggregate amortization of the intangibles for the years ending December 31, is estimated to be as follows:

Year	Amount
2022	$21,836
2023	18,156
2024	18,120
2025	14,251
2026 and thereafter	28,059

Total	$100,422

Intangible assets subject to amortization are amortized using straight line method over their estimated useful lives to their estimated residual value of zero. The weighted average useful lives are 6.1 years for the remaining favorable lease terms, at inception.

Intangible liabilities as of December 31, 2021 and December 31, 2020 consisted of the following:

	Cost	Accumulated Amortization	Net Book Value
Unfavorable lease terms December 31, 2020	$—	$—	$—
Additions/ (Amortization)	231,019	(108,538)	122,481

Unfavorable lease terms December 31, 2021	$231,019	$(108,538)	$122,481

Amortization income of unfavorable lease terms for each of the years ended December 31, 2021, 2020 and 2019 is presented in the following table:

	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Unfavorable lease terms	$108,538	$—	$—

Total	$108,538	$—	$—

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The aggregate amortization of the intangible liabilities for the 12-month periods ending December 31 is estimated to be as follows:

Year	Amount
2022	$68,142
2023	25,889
2024	13,184
2025	11,680
2026 and thereafter	3,586

Total	$122,481

Intangible liabilities subject to amortization are amortized using straight line method over their estimated useful lives to their estimated residual value of zero. The weighted average useful lives are 2.7 years for the remaining unfavorable lease terms.

NOTE 9 – ACCOUNTS PAYABLE

Accounts payable as of December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Creditors	$10,614	$2,684
Brokers	6,828	2,786
Professional and legal fees	3,620	829

Total accounts payable	$21,062	$6,299

NOTE 10 – ACCRUED EXPENSES

Accrued expenses as of December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Accrued voyage expenses	$5,666	$1,436
Accrued loan interest	3,329	1,738
Accrued legal and professional fees	3,894	1,607

Total accrued expenses	$12,889	$4,781

As of December 31, 2021 and December 31, 2020, the amount of $320 and $630, respectively, was included in accrued legal and professional fees that was authorized and approved by the Compensation Committee of Navios Partners in December 2021 and 2020 to the directors and officers of the Company, subject to fulfillment of certain service conditions that were provided and completed as of December 31, 2021, and as of December 31, 2020, respectively. The total amount of $5,738, $4,970 and $4,645 was recorded in general and administrative expenses in the statements of operations for the years ended December 31, 2021, 2020 and 2019, respectively, and comprised of compensation authorized to the directors and officers of the Company.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 11 – BORROWINGS

Borrowings as of December 31, 2021 and December 31, 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Credit facilities	$825,267	$427,287
Financial liabilities	549,178	63,882

Total borrowings	$1,374,445	$491,169
Less: Current portion of long-term borrowings, net	(255,137)	(201,835)
Less: Deferred finance costs, net	(12,736)	(4,312)

Long-term borrowings, net	$1,106,572	$285,022

As of December 31, 2021, the total borrowings, net of deferred finance costs under the Navios Partners’ credit facilities were $1,361,709.

Term Loan B Facility: On March 14, 2017, Navios Partners completed the issuance of a $405,000 Term Loan B Facility. The Term Loan B Facility bore an interest rate of LIBOR plus 500 bps, it was set to mature on September 14, 2020 and was repayable in equal quarterly installments of 1.25% of the initial principal amount. Navios Partners used the net proceeds of the Term Loan B Facility to: (i) refinance a Term Loan B Facility existing at the time; and (ii) pay fees and expenses related to the Term Loan B. On August 10, 2017, Navios Partners completed the issuance of a $53,000 add-on to the Term Loan B Facility. The add-on to the Term Loan B Facility bore the same terms as the Term Loan B Facility. Navios Partners used the net proceeds to partially finance the acquisition of three vessels.

During the year ended December 31, 2018, four drybulk vessels were released from security of the Term Loan B Facility and in exchange, five drybulk vessels and $2,000 in cash substituted the released vessels, as collateral to the Term Loan B Facility. In April and May 2019, Navios Partners prepaid $73,478 and released five vessels from the collateral package of the Term Loan B Facility. In August 2019, Navios Partners prepaid $85,500 and released five vessels from the collateral package of the Term Loan B Facility. On October 10, 2019, Navios Partners fully prepaid the Term Loan B Credit Facility’s outstanding balance of $253.8 million initially repayable on September 14, 2020. Following the prepayments, an amount of $1,973 and $4,101 was written off from the deferred fees and discount, respectively, and presented under the caption “Interest expense and finance costs” in the Consolidated Statement of Operations.

BNP PARIBAS Credit Facilities: On June 26, 2017, Navios Partners entered into a credit facility with BNP PARIBAS of up to $32,000 (divided into two tranches) in order to partially finance the acquisition of the Navios Ace and the Navios Sol. On June 28, 2017, the first tranche of credit facility of $17,000 was drawn. On July 18, 2017, the second tranche of credit facility of $15,000 was drawn. On December 13, 2018, Navios Partners repaid the outstanding balance of the first tranche in the amount of $15,070. Following this repayment, an amount of $117 was written-off from the deferred finance fees. On April 9, 2019, Navios Partners amended the existing credit facility, in order to refinance two vessels and replace the existing collateral under the credit facility. The facility matured in the third quarter of 2021 and bore interest at LIBOR plus 300 bps per annum. In May 2021, the outstanding balance of the loan amounting to $7,377 was prepaid and refinanced.

On April 28, 2021, Navios Partners entered into new credit facility with BNP PARIBAS for a total amount of $40,000 to refinance the existing credit facility dated June 26, 2017, as amended on April 9, 2019 and to finance the acquisition of two 2012 built 2,782 TEU containerships. On May 10, 2021, the full amount of the credit facility was drawn. As of December 31, 2021, the remaining outstanding balance was $37,143 and is repayable in 14 equal consecutive quarterly installments of $1,429 each, with a final balloon payment of $17,140 to be repaid on the last repayment date. The facility matures in the second quarter of 2025 and bears interest at LIBOR plus 285 bps per annum.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

DVB Credit Facilities: On July 31, 2018, Navios Partners entered into a credit facility with DVB Bank S.E. of up to $44,000 (divided into two tranches) in order to finance the acquisition of the Navios Sphera and the Navios Mars. The amounts of $17,500 and $26,500 were drawn on August 30, 2018. Pursuant to the supplemental letter dated March 30, 2021, the repayment was amended. As of December 31, 2021, the remaining outstanding balance of the DVB credit facility was $33,633 and is repayable in four consecutive quarterly installments of $798 each, with a final balloon payment of $30,443 to be repaid on the last repayment date. The facility matures in the fourth quarter 2022 and bears interest at LIBOR plus 290 bps per annum.

On February 12, 2019, Navios Partners entered into a credit facility with DVB Bank S.E. of up to $66,000 (divided into four tranches) in order to refinance the DVB credit facility dated June 28, 2017 and three capesize vessels previously included in the Term Loan B collateral package. On April 15, 2019, Navios Partners drew the two tranches of $15,675 each. On October 10, 2019, Navios Partners drew the two additional tranches of $14,820 each. Pursuant to the supplemental letter dated March 30, 2021, as of December 31, 2021 the remaining outstanding balance of the facility was $41,593 and is repayable in five consecutive quarterly installments of $1,859 each, with a final balloon payment of $32,297, to be repaid on the last repayment date. The facility matures in the first quarter of 2023 and bears interest at LIBOR plus 260 bps per annum.

HCOB Credit Facilities: On September 26, 2019, Navios Partners entered into a new credit facility with Hamburg Commercial Bank AG of up to $140,000 in order to refinance eight drybulk vessels and five Containerships, previously included in the Term Loan B collateral package. On October 10, 2019, the amount of $140,000 of credit facility was drawn. The facility matured in the third quarter of 2021 and bore interest at LIBOR plus 320 bps per annum. In June 2021, the outstanding balance of the loan amounting to $107,750 was prepaid and refinanced.

On May 11, 2021, Navios Partners entered into a new credit facility with Hamburg Commercial Bank for a total amount of up to $160,000, in order to: (i) refinance its existing HCOB credit facility dated September 26, 2019; (ii) refinance the existing facility of one dry bulk vessel; and (iii) to partially finance the acquisition of one dry bulk vessel. On June 8, 2021, the full amount of the credit facility was drawn. In October 2021, following the sale of one 2006-built panamax vessel, the amount of $3,836 was prepaid. Following the partial prepayment, as of December 31, 2021, the outstanding balance of the credit facility was $143,820 and is repayable in six consecutive quarterly installments of $6,094 each and eight consecutive quarterly installments of $3,656 each, with a final balloon payment of $78,004 to be repaid on the last repayment date. The facility matures in the second quarter of 2025, bears interest at LIBOR plus 310 bps per annum.

Hellenic Bank Credit Facility: On June 25, 2020, the Company entered into a new credit facility with Hellenic Bank Public Company Limited in order to partially refinance the ABN credit facility dated December 12, 2019, relating to four of the containerships acquired from Navios Europe I, of up to $17,000. In the first quarter of 2021, following the sale of a 2006-built Containership of 3,398 TEU and a 2007-built Containership of 3,091 TEU, an aggregate amount of $7,893 was prepaid. On April 23, 2021, Navios Partners extended the credit facility with Hellenic Bank Public Company Limited dated June 25, 2020 for an amount of $8,850 in order to partially finance the acquisition of one containership from Navios Acquisition. On April 28, 2021, the amount of $8,850 was drawn. In August 2021, following the sale of one 2006-built containership of 2,824 TEU, the amount of $3,998 was prepaid. In October 2021, an additional amount of $468 was prepaid. As of December 31, 2021, the remaining outstanding balance was $10,094 and is repayable in two consecutive quarterly installments of $858 each, two consecutive quarterly installments of $437 each, seven consecutive quarterly installments of approximately $296 each and one quarterly installment of approximately $437 with a final balloon payment of $4,993 to be repaid on the last repayment date. The credit facility matures in the fourth quarter of 2024 and bears interest at LIBOR plus a margin ranging from 300 bps to 350 bps per annum.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Nordea/Skandinaviska Enskilda/NIBC Credit Facilities: On March 26, 2018, Navios Partners entered into a new credit facility with Nordea Bank AB, Skandinaviska Enskilda BanKen AB and NIBC Bank N.V. of up to $14,300 (divided into two tranches) in order to partially finance the acquisition of the Navios Symmetry and the Navios Altair I. On May 18, 2018, the first tranche of the credit facility of $7,150 was drawn. On June 1, 2018 the second tranche of the March 2018 credit facility of $7,150 was drawn. On December 13, 2018, Navios Partners repaid the outstanding balance of the second tranche in the amount of $6,554. Following this repayment, an amount of $95 was written-off from the deferred finance fees. As of December 31, 2021, the outstanding balance of the credit facility was $2,978 and is repayable in six equal consecutive quarterly installments of $298 each, with a final balloon payment of $1,190 to be repaid on the last repayment date. The facility matures in the second quarter of 2023 and bears interest at LIBOR plus 300 bps per annum.

On December 28, 2018, Navios Partners entered into a new credit facility with NIBC Bank N.V. of up to $28,500 (divided into three tranches) in order to refinance three Ultra-Handymax vessels, previously included in the Term Loan B collateral package. On May 8, 2019, the first tranche of the credit facility of $11,915 was drawn. On October 10, 2019, the two remaining tranches of the credit facility of $13,475 in total were drawn. Following an amendment in December 2020, one Ultra-Handymax vessel was released from security of the credit facility and one other Handymax vessel was collateralized. As of December 31, 2021, the outstanding balance of the credit facility was $18,873 and is repayable in eight consecutive quarterly installments of $751 each, with a final balloon payment of $12,862 to be repaid on the last repayment date. The facility matures in the fourth quarter of 2023 and bears interest at LIBOR plus 275 bps per annum.

ABN Credit Facilities: On December 12, 2019, the Company entered into a new credit facility with ABN Amro Bank N.V. of up to $23,500 in order to finance the acquisition of the five container vessels from Navios Europe I which had subsequently been refinanced from Hellenic Bank Public Company Limited in June 2020. On September 30, 2020, the Company entered into a second supplemental agreement with ABN Amro Bank N.V., to extend the terms of the then outstanding balance. The credit facility matured in the second quarter of 2021 and bore interest at LIBOR plus 400 bps per annum up to February 28, 2021 and 600 bps per annum up to maturity date. In January 13, 2021, the outstanding balance of the loan amounting to $3,369 was fully repaid.

On June 26, 2020, the Company entered into a new credit facility with ABN Amro Bank N.V. of up to $32,200 in order to finance the acquisition of the five drybulk vessels acquired from Navios Europe II. In March 2021, following the sale of one 2011-built Ultra-Handymax vessel of 56,557 dwt, the amount of $4,581 was prepaid. The facility matured in the second quarter of 2021 and bore interest at LIBOR plus 400 bps per annum up to December 31, 2020 and 425 bps per annum up to maturity date. In June 2021, the outstanding balance of the loan amounting to $21,525 was prepaid and refinanced.

DORY Credit Facility: On December 16, 2019, the Company entered into a credit facility with Dory Funding DAC of up to $37,000 in order to finance the acquisition of four drybulk vessels. The facility was scheduled to mature in the third quarter of 2022 and bore interest at LIBOR plus 475 bps per annum for the first twelve-month period after the utilization date, 600 bps for the following twelve-month period and 700 bps for the period commencing 24 months after the utilization date through the termination date. On January 25, 2021, an amount of $9,500 was repaid under the facility for the release of one handymax vessel. In June 2021, the outstanding balance of the loan amounting to $24,975 was prepaid and refinanced.

NBG Credit Facility: On June 17, 2021, Navios Partners entered into a new credit facility with National Bank of Greece for a total amount of up to $43,000, in order to refinance the existing credit facilities of six dry bulk vessels. On June 18, 2021, the full amount was drawn. In August 2021, following the sale of one 2005-built Panamax vessel of 74,759 dwt, the amount of $6,019 was prepaid. As of December 31, 2021, the remaining outstanding balance was $34,401 and is repayable in two consecutive quarterly installments of $1,290 each followed by 16 consecutive quarterly installments of $1,075 each, together with a final balloon payment of $14,620 to be paid on the last repayment date. The facility matures in the second quarter of 2026 and bears interest at LIBOR plus 300 bps per annum.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

DNB BANK ASA Credit Facilities: On April 5, 2019, Navios Partners entered into a new credit facility with DNB Bank ASA of up to $40,000 (divided into two tranches) in order to refinance two Capesize vessels, previously included in the Term Loan B collateral package. On October 10, 2019, the two tranches of the credit facility of $34,350 were drawn. The facility was scheduled to mature in the second quarter of 2024 and bore interest at LIBOR plus 275 bps per annum. In December 2021, the outstanding balance of the loan amounting to $26,710 was prepaid and refinanced and the vessels were released from the facility.

On August 19, 2021, Navios Partners entered into a new credit facility with DNB Bank ASA for a total amount of up to $18,000, in order to finance part of the acquisition cost of the Navios Azimuth. On August 20, 2021, the full amount was drawn. As of December 31, 2021, the remaining outstanding balance was $17,360 and is repayable in 19 consecutive quarterly installments of $640 each together with a final balloon payment of $5,200 to be paid on the last repayment date. The facility matures in the third quarter of 2026 and bears interest at LIBOR plus 285 bps per annum.

On December 13, 2021, Navios Partners entered into a new sustainability linked credit facility with DNB Bank ASA of up to $72,710 for the refinancing of the existing credit facilities of three tanker vessels and two dry bulk vessels. On December 15, 2021, the full amount was drawn. As of December 31, 2021, the total outstanding balance was $72,710 and is repayable in 19 consecutive quarterly installments of $2,230 each following a final balloon payment of $30,340 to be paid on the last repayment date. The facility matures in the fourth quarter of 2026 and bears interest at LIBOR plus a margin (ranging from 270 bps to 280 bps per annum depending on the emission efficiency ratio of the vessels as defined in the loan agreement).

CACIB Credit Facilities: On July 4, 2019, Navios Partners entered into a new credit facility with Credit Agricole Corporate and Investment Bank (“CACIB”) of up to $52,800 (divided into four tranches) in order to refinance three Capesize vessels and one Panamax vessel, previously included in the Term Loan B collateral package. In August 2019, the three tranches of the credit facility of $36,516, in total were drawn. In October 2019, the fourth tranche of the credit facility of $16,284 was drawn On August 23, 2021, Navios Partners prepaid $11,404 of the credit facility and released one vessel from the collateral package of the credit facility. The Company entered into a new sale and leaseback agreement of $15,000 for the released vessel (see also Financial Liabilities below). As of December 31, 2021, the remaining outstanding balance of the credit facility was $26,496 and is repayable in seven consecutive six-month installments of $2,300 each, with a final balloon payment of $10,396 to be repaid on the last repayment date. The facility matures in the second quarter of 2025 and bears interest at LIBOR plus 275 bps per annum.

On September 28, 2020, the Company entered into a credit facility with CACIB of up to $33,000 in order to finance the acquisition of the two drybulk vessels acquired from Navios Holdings. The facility was drawn in full on September 30, 2020 and bore interest at LIBOR plus 325 bps per annum. In March 30, 2021, the outstanding balance of the loan amounting to $32,150 was prepaid and refinanced.

On March 23, 2021, Navios Partners entered into a new credit facility with CACIB of $58,000 in order to refinance the CACIB credit facility dated September 28, 2020 and to partially finance the acquisition of the Navios Centaurus and the Navios Avior. On March 30, 2021, the full amount was drawn. As of December 31, 2021, the remaining outstanding balance was $52,400 is repayable in 17 consecutive quarterly installments of $1,600 each, together with a final balloon payment of $25,200 to be repaid on the last repayment date. The credit facility matures in the first quarter of 2026 and bears interest at LIBOR plus 300 bps per annum.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Upon completion of the NMCI Merger, Navios Partners assumed the following credit facilities:

ABN AMRO BANK N.V Facility: On December 3, 2018, Navios Containers entered into a facility agreement with ABN AMRO for an amount of up to $50,000 divided into two tranches: (i) the first tranche is for an amount of up to $41,200 in order to refinance the outstanding debt of four containerships and to partially finance the acquisition of one containership; and (ii) the second tranche is for an amount of up to $8,800 in order to partially finance the acquisition of one containership. This loan bears interest at a rate of LIBOR plus 350 bps. Navios Containers drew the entire amount under this facility, net of the loan’s discount of $500 in the fourth quarter of 2018. On June 28, 2019, Navios Containers entered into a supplemental agreement with ABN AMRO, under which Navios Containers made a partial prepayment of the loan in the aggregate amount of $9,400 and two containerships were released from the facility. In December 2021, following an additional supplemental agreement with the ABN AMRO, the Company made a partial prepayment of the loan in the aggregate amount of $2,000 and three containerships were released from the facility. As of December 31, 2021, the remaining outstanding balance of the credit facility was $13,050 and is repayable in four equal consecutive quarterly installments of $750 each, with a final balloon payment of $10,050 to be repaid on the last repayment date. The facility matures in the fourth quarter of 2022 and bears interest at LIBOR plus 350 bps per annum.

BNP Paribas Facility: On June 26, 2019, Navios Containers entered into a facility agreement with BNP Paribas for an amount of up to $54,000 to refinance the existing facilities of seven containerships. On June 27, 2019, Navios Containers drew $48,750 net of loan’s discount of $405. As of December 31, 2021, the remaining outstanding balance of the credit facility was $30,469 and is repayable in ten equal consecutive quarterly installments of approximately $1,693 each, with a final balloon payment of $13,542 to be repaid on the last repayment date. The loan bears interest at a rate of LIBOR plus 300 bps and matures in the second quarter of 2024.

Upon acquisition of the majority of outstanding stock of Navios Acquisition, Navios Partners assumed the following credit facilities:

8 1/8% First Priority Ship Mortgages: On August 26, 2021, Navios Acquisition called for redemption all of its outstanding 8 1/8% First Priority Ship Mortgages (“Ship Mortgage Notes”) by delivery of a redemption notice to the registered holders of the Ship Mortgage Notes and remitted to the indenture trustee the aggregate redemption price payable to the holders of the Ship Mortgage Notes to satisfy and discharge Navios Acquisition’s obligations under the indenture relating to the Ship Mortgage Notes. Navios Acquisition funded the approximately $397,478 aggregate redemption price with net proceeds from (i) the sale by Navios Acquisition pursuant to the NNA Merger (in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act) of 44,117,647 shares of Navios Acquisition common stock to Navios Partners for an aggregate purchase price of $150,000, and borrowings under the Hamburg Commercial Bank AG facility dated in August 2021 and BNP Paribas S.A. Bank facility dated in August 2021. The Ship Mortgage Notes were redeemed in full on September 25, 2021.

DVB Bank S.E. and Credit Agricole Corporate and Investment Bank: On December 29, 2011, Navios Acquisition entered into a loan agreement with DVB Bank SE and Credit Agricole Corporate and Investment Bank of up to $56,250 (divided into two tranches of $28,125 each) to partially finance the purchase price of two MR2 product tanker vessels. Each tranche of the facility was repayable in 32 quarterly installments of $391 each with a final balloon payment of $15,625 to be repaid on the last repayment date. The repayment started three months after the delivery of the respective vessel and bore interest at a rate of LIBOR plus: (a) up to but not including the drawdown date, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. On December 15, 2021, the outstanding balance of the loan amounting to $33,594 was prepaid and refinanced.

BNP Paribas S.A. Bank Facilities: On December 18, 2015, Navios Acquisition, through certain of its wholly owned subsidiaries, entered into a term loan facility agreement of up to $44,000 with BNP Paribas, as agent and the lenders named therein, for the partial post-delivery financing of a LR1 product tanker and a MR2 product tanker. The credit facility was repayable in 12 equal consecutive semi-annual installments in the amount of $2,000 each, with a final balloon payment of $20,000 repaid on the last repayment date. The loan matured in December 2021. The loan bore interest at LIBOR plus 230 bps per annum. In December 2021, the outstanding balance of the loan amounting to $22,000 was fully repaid.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

In August 2021, Navios Acquisition, entered into a loan facility agreement of up to $96,000 with BNP Paribas, in order to partially refinance the existing indebtedness of five tanker vessels. Pursuant to an amendment in December 2021, one container vessel was added as collateral. Following the amendment, as of December 31, 2021, the remaining outstanding balance of the credit facility was $91,375 and is repayable in 15 equal consecutive quarterly installments in the amount of $5,000 each, with a final balloon payment of $16,375 to be repaid on the last repayment date. The facility matures in the third quarter of 2025 and bears interest at LIBOR plus 285 bps per annum.

Hamburg Commercial Bank AG Facilities: In June 2017, Navios Acquisition entered into a loan facility for an amount of $24,000 to refinance the credit facility with ABN AMRO Bank N.V. of its two chemical tankers. The facility was repayable in 17 equal consecutive quarterly installments of $572 each, with a final balloon payment of the balance to be repaid on the last repayment date. The facility was scheduled to mature in September 2021 and bore interest at LIBOR plus 300 bps per annum. In August 2021, the outstanding balance of the loan amounting to $14,847 was prepaid and refinanced.

In October 2019, Navios Acquisition entered into a loan agreement with Hamburg Commercial Bank AG of up to $31,800 in order to refinance the existing facility of one VLCC. The facility was repayable in four quarterly installments of $846 each with a final balloon payment of $28,416 repayable on the last repayment date. The facility was expected to mature in October 2020 and bore interest at LIBOR plus 280 bps per annum. In October 2020, Navios Acquisition extended the maturity date of the loan to October 2024. The remaining balance of the facility was repayable in 16 quarterly installments of $846 each with a final balloon payment of $14,880 repayable on the last repayment date and bore interest at LIBOR plus 390 bps per annum. In August 2021, the outstanding balance of the loan amounting to $25,878 was prepaid and refinanced.

In August 2021, Navios Acquisition entered into a loan agreement with Hamburg Commercial Bank AG of $190,216 in order to partially refinance the existing indebtedness of seven tanker vessels. Pursuant to an amendment in December 2021, two container vessels were added as collaterals. Following the amendment and as of December 31, 2021, the remaining outstanding balance of the credit facility was $182,872 and is repayable in ten quarterly installments of $7,343 each, and four quarterly installments of $4,518 each, with a final balloon payment of $91,367, to be repaid on the last repayment date. The facility matures in the second quarter of 2025 and bears interest at LIBOR plus 295 bps per annum.

Eurobank S.A: In June 2020, Navios Acquisition entered into a loan agreement with Eurobank S.A. of $20,800 in order to refinance two LR1s. As of December 31, 2021, the remaining outstanding balance of the credit facility was $16,000 and is repayable in ten quarterly installments of $800 each with a final balloon payment of $8,000 repayable on the last repayment date. The facility matures in the second quarter of 2024 and bears interest at LIBOR plus 300 bps per annum.

Financial Liabilities

In December 2018, the Company entered into two sale and leaseback agreements of $25,000 in total, with unrelated third parties for the Navios Fantastiks and the Navios Beaufiks. Navios Partners has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transfer of the vessels was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessels from its balance sheet and accounted for the amounts received under the sale and leaseback agreements as a financial liability. Navios Partners is obligated to make 69 and 60 consecutive monthly payments, respectively, of approximately $161 and $155 each, respectively, commencing in December 2018. As of December 31, 2021, the outstanding balance under the sale and leaseback agreements of the Navios Fantastiks and the Navios Beaufiks was $18,520 in total. The agreements mature in the third quarter of 2024 and fourth quarter of 2023, respectively, with a purchase obligation of $6,300 per vessel on the last repayment date.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On April 5, 2019, the Company entered into a new sale and leaseback agreement of $20,000, with unrelated third parties for the Navios Sol, a 2009-built Capesize vessel of 180,274 dwt. Navios Partners has a purchase obligation to acquire the vessel at the end of the lease term and under ASC 842-40, the transfer of the vessel was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessel from its balance sheet and accounted for the amount received under the sale and leaseback agreement as a financial liability. On April 11, 2019, the amount of $20,000 was drawn. Navios Partners is obligated to make 120 consecutive monthly payments of approximately $190 each that commenced in April 2019. As of December 31, 2021, the outstanding balance under the sale and leaseback agreement of the Navios Sol was $16,843. The agreement matures in the second quarter of 2029, with a purchase obligation of $6,300 on the last repayment date.

On June 7, 2019, the Company entered into a new sale and leaseback agreement of $7,500, with unrelated third parties for the Navios Sagittarius, a 2006-built Panamax vessel of 75,756 dwt. Navios Partners has a purchase obligation to acquire the vessel at the end of the lease term and under ASC 842-40, the transfer of the vessel was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessel from its balance sheet and accounted for the amount received under the sale and leaseback agreement as a financial liability. On June 28, 2019, the amount of $7,500 was drawn. Navios Partners is obligated to make 36 consecutive monthly payments of approximately $178 each that commenced in June 2019. As of December 31, 2021, the outstanding balance under the sale and leaseback agreement of the Navios Sagittarius was $2,820. The agreement matures in the second quarter of 2022, with a purchase obligation of $2,000 on the last repayment date.

On July 2, 2019, the Company entered into a new sale and leaseback agreement of $22,000, with unrelated third parties for the Navios Ace, a 2011-built Capesize vessel of 179,016 dwt. Navios Partners has a purchase obligation to acquire the vessel at the end of the lease term and under ASC 842-40, the transfer of the vessel was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessel from its balance sheet and accounted for the amount received under the sale and leaseback agreement as a financial liability. On July 24, 2019, the amount of $22,000 was drawn. Navios Partners is obligated to make 132 consecutive monthly payments of approximately $198 each that commenced in July 2019. As of December 31, 2021, the outstanding balance under the sale and leaseback agreement of the Navios Ace was $19,113. The agreement matures in the third quarter of 2030, with a purchase obligation of $6,300 on the last repayment date.

In June 2021, the Company entered into a new sale and leaseback agreement of $15,000, with unrelated third parties for the Navios Bonavis, a 2009- built Capesize vessel of 180,022 dwt. Navios Partners has a purchase obligation to acquire the vessel at the end of the lease term and under ASC 842-40, the transfer of the vessel was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessel from its balance sheet and accounted for the amount received under the sale and leaseback agreement as a financial liability. On June 28, 2021, the amount of $15,000 was drawn. Navios Partners is obligated to make 72 consecutive monthly payments of approximately $192 that commenced in June 2021. The agreement matures in the second quarter of 2027, with a purchase obligation of $5,000 on the last repayment date. As of December 31, 2021, the outstanding balance under the sale and leaseback agreement of the Navios Bonavis was $14,148.

In June 2021, the Company entered into a new sale and leaseback agreement of $18,500, with unrelated third parties for the Navios Ray, a 2012-built Capesize vessel of 179,515 dwt. Navios Partners has a purchase obligation to acquire the vessel at the end of the lease term and under ASC 842-40, the transfer of the vessel was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessel from its balance sheet and accounted for the amount received under the sale and leaseback agreement as a financial liability. On June 28, 2021, the amount of $18,500 was drawn. Navios Partners is obligated to make 108 consecutive monthly payments of approximately $186 each that commenced in June 2021. The agreement matures in the second quarter of 2030, with a purchase obligation of $5,000 on the last repayment date. As of December 31, 2021, the outstanding balance under the sale and leaseback agreement of the Navios Ray was $17,784.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On August 16, 2021, the Company entered into a new sale and leaseback agreement of $15,000 with an unrelated third party for the Navios Pollux, a 2009-built Capesize vessel of 180,727 dwt. Navios Partners has a purchase obligation to acquire the vessel at the end of the lease term and under ASC 842-40, the transfer of the vessel was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessel from its balance sheet and accounted for the amount received under the sale and leaseback agreement as a financial liability. On August 25, 2021, the amount of $15,000 was drawn. Navios Partners is obligated to make 72 consecutive monthly payments of approximately $192 each that commenced in August 2021. The agreement matures in the third quarter of 2027, with a purchase obligation of $5,000 on the last repayment date. As of December 31, 2021, the outstanding balance under the sale and leaseback agreement of the Navios Pollux was $14,394.

Upon completion of the NMCI Merger, Navios Partners assumed the following financial liabilities:

On May 25, 2018, Navios Containers entered into a $119,000 sale and leaseback transaction with unrelated third parties in order to refinance the outstanding balance of the existing facilities of 18 containerships. Navios Containers has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transfer of the vessels was determined to be a failed sale. In accordance with ASC 842-40, Navios Containers did not derecognize the respective vessels from its balance sheet and accounted for the amounts received under the sale and leaseback transaction as a financial liability. On June 29, 2018, Navios Containers completed the sale and leaseback of the first six vessels for $37,500. On July 27, 2018 and on August 29, 2018, Navios Containers completed the sale and leaseback of four additional vessels for $26,000. On November 9, 2018, Navios Containers completed the sale and leaseback of four additional vessels for $26,700. Navios Containers did not proceed with the sale and leaseback transaction of the four remaining vessels. In July 2021, following the sale of one 2008-built container vessel of 4,250 TEU, the amount of $4,778 was prepaid. Following the prepayment, Navios Containers is obligated to make 28 monthly payments in respect of all 13 vessels ranging from $254 to $797 each. Navios Containers also has an obligation to purchase the vessels at the end of the fifth year for $41,850. As of December 31, 2021, the outstanding balance under this sale and leaseback transaction was $57,135.

On March 11, 2020, Navios Containers completed a $119,060 sale and leaseback transaction with unrelated third parties to refinance the existing credit facilities of two 8,204 TEU containerships and two 10,000 TEU containerships. Navios Containers has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transfer of the vessels was determined to be a failed sale. In accordance with ASC 842-40, Navios Containers did not derecognize the respective vessels from its balance sheet and accounted for the amounts received under the sale and leaseback transaction as a financial liability. Navios Containers drew the entire amount on March 13, 2020, net of discount of $1,191. Navios Containers also has an obligation at maturity to purchase: (i) the two 10,000 TEU containerships for $25,500 in the aggregate; and (ii) the two 8,204 TEU containerships for $18,000 in the aggregate. The sale and leaseback agreement: (i) is repayable in 28 quarterly installments of $2,010 each, in the aggregate, matures in March 2027 and bears interest at LIBOR plus 310 bps per annum for the two 10,000 TEU containerships; and (ii) is repayable in 20 quarterly installments of: (a) $16.0 per day, in the aggregate, for the first eight installments; and (b) $6.9 per day, in the aggregate, for the remaining 12 installments, matures in March 2025 and bears interest at LIBOR plus 335 bps per annum for the two 8,204 TEU containerships. As of December 31, 2021, the outstanding balance under this sale and leaseback transaction was $94,747.

Upon acquisition of the majority of outstanding stock of Navios Acquisition, Navios Partners assumed the following financial liabilities:

On March 31, 2018, Navios Acquisition entered into a $71,500 sale and leaseback agreement with unrelated third parties to refinance the outstanding balance of the existing facility on four product tankers. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was accounted for as a failed sale. In accordance with ASC 842-40 the Company did not derecognize the respective vessels from its balance sheet and accounted for the amounts received under sale and lease back agreement as a financial liability. In April 2018, the Company drew $71,500 under this agreement. The agreement will be repayable in 24 equal consecutive quarterly installments of approximately $1,490 each, with a repurchase obligation of $35,750 on the last repayment date. The sale and leaseback agreement matures in April 2024 and bears interest at LIBOR plus 305 bps per annum. As of December 31, 2021, the outstanding balance under this agreement was $49,156.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

In March and April 2019, Navios Acquisition entered into sale and leaseback agreements with unrelated third parties for $103,155 in order to refinance $50,250 outstanding on the existing facility on three product tankers and to finance two product tankers. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was determined to be a failed sale. Following a prepayment made in April 2021, the agreements will be repayable in 17 equal consecutive quarterly installments of $2,267 each, followed by one quarterly installment of $1,369, with a purchase obligation of $33,975 to be repaid on the last repayment date. The sale and leaseback agreements mature in March and April 2026 respectively, and bear interest at LIBOR plus 350 bps per annum. As of December 31, 2021, the outstanding balance under these agreements was $73,886.

In August 2019, Navios Acquisition entered into an additional sale and leaseback agreement of $15,000, with unrelated third parties in order to refinance one product tanker. Navios Acquisition has a purchase option in place and an assessment has been performed indicating that the likelihood of the vessel remaining in the property of the lessor at the end of the lease term is remote. In such a case, the buyer-lessor does not obtain control of the vessel and under ASC 842-40, the transaction was determined to be a failed sale. Navios Acquisition is obligated to make 60 consecutive monthly payments of approximately $156, commencing as of August 2019, with a purchase obligation of $5,625 to be repaid on the last repayment date. The agreement matures in August 2024 and bears interest at LIBOR plus an implied margin of 380 bps per annum. As of December 31, 2021, the outstanding balance under this agreement was $10,469.

In September 2019, Navios Acquisition entered into additional sale and leaseback agreements with unrelated third parties for $47,220 in order to refinance three product tankers. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was determined to be a failed sale. Following a prepayment made in April 2021, the agreements will be repaid through periods ranging from four to seven years in consecutive quarterly installments of up to $1,362 each, with a purchase obligation of $17,950 to be repaid on the last repayment date. The agreements mature in September 2023 and September 2026 and bear interest at LIBOR plus a margin ranging from 350 bps to 360 bps per annum, depending on the vessel financed. As of December 31, 2021, the outstanding balance under this agreement was $33,709.

In October 2019, Navios Acquisition entered into sale and leaseback agreements with unrelated third parties for $90,811 in order to refinance six product tankers. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was determined to be a failed sale. The agreements will be repaid through periods ranging from three to eight years in consecutive quarterly installments of up to $2,827 each, with a repurchase obligation of up to $25,810 in total. The sale and leaseback arrangements bear interest at LIBOR plus a margin ranging from 335 bps to 355 bps per annum, depending on the vessel financed. As of December 31, 2021, the outstanding balance under these agreements was $68,198.

In June 2020, Navios Acquisition entered into sale and leaseback agreements with unrelated third parties for $72,053 in order to refinance one MR1, one MR2 and two LR1s. Navios Acquisition has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transaction was determined to be a failed sale. Following a prepayment made in April 2021, the agreements will be repaid through periods ranging from four to seven years in consecutive quarterly installments of up to $1,791 each, with a repurchase obligation of up to $23,913 in total. The sale and leaseback arrangements bear interest at LIBOR plus a margin ranging from 390 bps to 410 bps per annum, depending on vessel financed. As of December 31, 2021, the outstanding balance under the agreements was $58,256.

As of December 31, 2021, the security deposits under certain sale and leaseback agreements were $10,078, and are presented under “Other long-term assets” in the Consolidated Balance Sheets.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Amounts drawn of the credit facilities are secured by first preferred mortgages on certain Navios Partners’ vessels and other collateral and are guaranteed by the respective vessel-owning subsidiaries. The credit facilities and certain financial liabilities contain a number of restrictive covenants that prohibit or limit Navios Partners from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions; charging, pledging or encumbering the vessels; changing the flag, class, management or ownership of Navios Partners’ vessels; changing the commercial and technical management of Navios Partners’ vessels; selling or changing the beneficial ownership or control of Navios Partners’ vessels; not maintaining Navios Holdings’, Angeliki Frangou’s or their affiliates’ ownership in Navios Partners of at least 5.0%; and subordinating the obligations under the credit facilities to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the Management Agreements.

The Company’s credit facilities and certain financial liabilities also require compliance with a number of financial covenants, including: (i) maintain a required security ranging over 105% to 140%; (ii) minimum free consolidated liquidity in an amount equal to $500 per owned vessel and a number of vessels as defined in the Company’s credit facilities and financial liabilities; (iii) maintain a ratio of EBITDA to interest expense of at least 2.00:1.00; (iv) maintain a ratio of total liabilities or total debt to total assets (as defined in the Company’s credit facilities) ranging from less than 0.75 to 0.80; and (v) maintain a minimum net worth ranging from $30,000 to $135,000.

It is an event of default under the credit facilities and certain financial liabilities if such covenants are not complied with in accordance with the terms and subject to the prepayments or cure provisions of the facilities.

As of December 31, 2021, Navios Partners was in compliance with the financial covenants and/or the prepayments and/or the cure provisions, as applicable, in each of its credit facilities and certain financial liabilities.

The annualized weighted average interest rates of the Company’s total borrowings were 4.1%, 4.5% and 6.7% for the years ended December 31, 2021, 2020 and 2019, respectively.

The maturity table below reflects the principal payments for the next five years and thereafter of all borrowings of Navios Partners outstanding as of December 31, 2021, based on the repayment schedules of the respective credit facilities and financial liabilities (as described above).

Year	Amount
2022	$260,200
2023	284,903
2024	224,023
2025	328,527
2026	162,121
2027 and thereafter	114,671

Total	$1,374,445

NOTE 12 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value amounts of many of Navios Partners’ financial instruments, including accounts receivable and accounts payable approximate their fair value due primarily to the short-term maturity of the related instruments.

Fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Restricted Cash: The carrying amounts reported in the Consolidated Balance Sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Amounts due from related parties, short-term: The carrying amount of due from related parties, short-term reported in the Consolidated Balance Sheets approximates its fair value due to the short-term nature of these receivables.

Amounts due from related parties, long-term: The carrying amount of due from related parties long-term reported in the balance sheet approximates its fair value due to the long-term nature of these receivables.

Notes receivable, net of current portion: The carrying amount of the fixed rate notes receivable approximates its fair value.

Amounts due to related parties, short-term: The carrying amount of due to related parties, short-term reported in the Consolidated Balance Sheets approximates its fair value due to the short-term nature of these payables.

Long-term borrowings, including current protion, net: The book value has been adjusted to reflect the net presentation of deferred finance costs. The outstanding balance of the floating rate loans and financial liabilities continues to approximate its fair value, excluding the effect of any deferred finance costs.

The estimated fair values of the Navios Partners’ financial instruments are as follows:

	December 31, 2021		December 31, 2020
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$159,467	$159,467	$19,303	$19,303
Restricted cash	$9,979	$9,979	$11,425	$11,425
Amounts due from related parties, short-term	$—	$—	$5,000	$5,000
Amounts due from related parties, long-term	$35,245	$35,245	$—	$—
Amounts due to related parties, short-term	$(64,204)	$(64,204)	$(35,979)	$(35,979)
Notes receivable, net of current portion	$—	$—	$8,013	$8,013
Long-term borrowings, including current portion, net	$(1,361,709)	$(1,374,445)	$(486,857)	$(491,169)

Fair Value Measurements

The estimated fair value of the Company’s financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that the Company has the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level III inputs as of December 31, 2021 and December 31, 2020.

	Fair Value Measurements as at December 31, 2021
	Total	Level I	Level II	Level III
Cash and cash equivalents	$159,467	$159,467	$—	$—
Restricted cash	$9,979	$9,979	$—	$—
Amounts due from related parties, long-term	$35,245	$—	$35,245	$—
Amounts due to related parties, short-term	$(64,204)	$—	$(64,204)	$—
Long-term borrowings, net (1)	$(1,374,445)	$—	$(1,374,445)	$—

	Fair Value Measurements as at December 31, 2020
	Total	Level I	Level II	Level III
Cash and cash equivalents	$19,303	$19,303	$—	$—
Restricted cash	$11,425	$11,425	$—	$—
Amounts due from related parties, short-term	$5,000	$—	$5,000	$—
Notes receivable, net of current portion(2)	$8,013	$—	$8,013	$—
Amounts due to related parties, long-term	$(35,979)	$—	$(35,979)	$—
Long-term borrowings, net(1)	$(491,169)	$—	$(491,169)	$—

(1)

The fair value of the Company’s debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account its creditworthiness.

(2)	The fair value is estimated based on currently available information on the Company’s counterparty with similar contract terms, interest rate and remaining maturities.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

As of December 31, 2021, there were no assets measured at fair value on a non-recurring basis.

As of December 31, 2020, the Company’s assets measured at fair value on a non-recurring basis were:

	Fair Value Measurements as at December 31, 2020
	Total	Level I	Level II	Level III
Vessels, net	$62,789	$13,428	$49,361	$—

NOTE 13 – ISSUANCE OF UNITS

On May 21, 2021, Navios Partners entered into a new Continuous Offering Program Sales Agreement (“$110.0m Sales Agreement”) for the issuance and sale from time to time through its agent common units having an aggregate offering price of up to $110,000. As of December 31, 2021, since the commencement of the $110.0m Sales Agreement, Navios Partners has issued 3,963,249 units and received net proceeds of $103,691. No additional sales will be made under this program. Pursuant to the issuance of the common units, Navios Partners issued 80,883 general partnership units to its General Partner in order to maintain its 2.0% ownership interest. The net proceeds from the issuance of the general partnership units were approximately $2,172.

On April 9, 2021, Navios Partners entered into a Continuous Offering Program Sales Agreement (“$75.0m Sales Agreement”) for the issuance and sale from time to time through its agent common units having an aggregate offering price of up to $75,000. As of December 31, 2021, since the commencement of the $75.0m Sales Agreement, Navios Partners has issued 2,437,624 units and received net proceeds of $73,117. No additional sales will be made under this program. Pursuant to the issuance of the common units, Navios Partners issued 49,747 general partnership units to its General Partner in order to maintain its 2.0% ownership interest. The net proceeds from the issuance of the general partnership units were approximately $1,530.

On November 18, 2016, Navios Partners entered into a Continuous Offering Program Sales Agreement for the issuance and sale from time to time through its agent common units having an aggregate offering price of up to $25,000. An amended Sales Agreement was entered into on August 3, 2020. As of December 31, 2021, since the commencement of sales pursuant to the amended Sales Agreement, Navios Partners has issued 1,286,857 units and received net proceeds of $23,918. No additional sales will be made under this program. Pursuant to the issuance of the common units, Navios Partners issued 26,265 general partnership units to its general partner in order to maintain its 2.0% ownership interest. The net proceeds from the issuance of the general partnership units were $501.

Pursuant to the terms of the NMCI Merger Agreement, each outstanding common unit of Navios Containers that was held by a unitholder other than Navios Partners, Navios Containers and their respective subsidiaries was converted into the right to receive 0.39 of a common unit of Navios Partners. As a result of the NMCI Merger, 8,133,452 common units of Navios Partners were issued to former public unitholders of Navios Containers. Pursuant to the issuance of the common units, Navios Partners issued 165,989 general partner units, resulting in net proceeds of $3,911 (see Note 3 – Acquisition of Navios Containers and Navios Acquisition).

Pursuant to the terms of the NNA merger agreement, each outstanding common unit of Navios Containers that was held by a stockholder other than Navios Partners, was converted into the right to receive 0.1275 of a common unit of Navios Partners. As a result of the NNA Merger, 3,388,226 common units of Navios Partners were issued to former public stockholders of Navios Acquisition. Pursuant to the issuance of the common units, Navios Partners issued 69,147 general partner units, resulting in net proceeds of $1,893 (see Note 3 – Acquisition of Navios Containers and Navios Acquisition).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On April 25, 2019, Navios Partners announced that its Board of Directors had approved 1-for-15 reverse stock split of its issued and outstanding shares of common units and general partner units. The reverse stock split was effective on May 21, 2019 and the common units commenced trading on such date on a split adjusted basis.

In January 2019, the Board of Directors of Navios Partners authorized a common unit repurchase program for up to $50,000 of the Company’s common units over a two year period. The program does not require any minimum repurchase or any specific number of common units and may be suspended or reinstated at any time in Navios Partners’ discretion and without notice. Repurchases were subject to restrictions under Navios Partners’ credit facilities. As of December 31, 2021, since the commencement of the common unit repurchase program, Navios Partners had repurchased and cancelled 312,952 common units on a split adjusted basis, for a total cost of approximately $4,499. There were no repurchases during the year ended December 31, 2021, and the program expired in January 2021.

In December 2019, Navios Partners authorized the granting of 4,000 restricted common units, which were issued on December 18, 2019, to its directors and officers, which are based solely on service conditions and vest over four years. The effect of compensation expense arising from the restricted common units described above amounted to $18, $35 and $0 for the years ended December 31, 2021, 2020 and 2019, and was presented under the caption “General and administrative expenses” in the Consolidated Statements of Operations. There were no restricted common units exercised, forfeited or expired during the years ended December 31, 2021 and 2020.

In February 2019, Navios Partners authorized the granting of 25,396 restricted common units, which were issued on February 1, 2019, to its directors and officers, which are based solely on service conditions and vest over four years. The fair value of restricted common units was determined by reference to the quoted stock price on the date of grant. Compensation expense, net of estimated forfeitures, is recognized based on a graded expense model over the vesting period. Navios Partners also issued 518 general partnership units to its general partner for net proceeds of $8. The effect of compensation expense arising from the restricted common units described above for the years ended December 31, 2021, 2020 and 2019, amounted to $63, $116 and to $190 respectively, and was presented under the caption “General and administrative expenses” in the Consolidated Statements of Operations. There were no restricted common units exercised, forfeited or expired during each of the years ended December 31, 2021, 2020 and 2019.

In December 2018, Navios Partners authorized the granting of 97,633 restricted common units, which were issued on December 24, 2018, to its directors and officers, which are based solely on service conditions and vest over four years. Navios Partners also issued 1,993 general partnership units to its general partner for net proceeds of $27. The effect of compensation expense arising from the restricted common units described above amounted to $187, $348 and $669 for the years ended December 31, 2021, 2020 and 2019 respectively, and was presented under the caption “General and administrative expenses” in the Consolidated Statements of Operations. There were no restricted common units exercised, forfeited or expired during each of the years ended December 31, 2021, 2020 and 2019.

In December 2017, Navios Partners authorized the granting of 91,336 restricted common units, which were issued on January 11, 2018, to its directors and officers, which are based solely on service conditions and vest over four years. The fair value of the restricted common units was determined by reference to the quoted common unit price on the date of grant. Compensation expense, net of estimated forfeitures, is recognized when it is probable that the performance criteria will be met based on a graded expense model over the vesting period. Navios Partners also issued 1,864 general partnership units to its general partner for net proceeds of $64. The effect of compensation expense arising from the restricted common units described above amounted to $186, $447 and $833 for the years ended December 31, 2021, 2020 and 2019, respectively, and was presented under the caption “General and administrative expenses” in the Consolidated Statements of Operations. There were no restricted common units exercised, forfeited or expired during each of the years ended December 31, 2021, 2020 and 2019.

The effect of compensation expense arising from the restricted common units granted in December 2016, amounted to $325 for the year ended December 31, 2019 and was presented under the caption “General and administrative expenses” in the Consolidated Statements of Operations.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Following the NNA Merger, Navios Partners assumed the following granded restricted common units:

In December 2018, Navios Acquisition authorized and issued in the aggregate 129,269 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years. The fair value of restricted common units was determined by reference to the quoted stock price on the date of grant or the date that the grants were exchanged upon completion of the NNA Merger. Compensation expense, net of estimated forfeitures, is recognized based on a graded expense model over the vesting period. Upon the NNA Merger, the unvested restricted common units were 8,116 after exchange on a 1 to 0.1275 basis. The effect of compensation expense arising from the restricted common units described above for the year ended December 31, 2021 amounted to $32, and was presented under the caption “General and administrative expenses” in the Consolidated Statements of Operations. There were no restricted common units exercised, forfeited or expired during the year ended December 31, 2021.

In December 2017, Navios Acquisition authorized and issued in the aggregate 118,328 restricted shares of common stock to its directors and officers. These awards of restricted common stock are based on service conditions only and vest over four years. The fair value of restricted common units was determined by reference to the quoted stock price on the date of grant or the date that the grants were exchanged upon completion of the NNA Merger. Compensation expense, net of estimated forfeitures, is recognized based on a graded expense model over the vesting period. Upon the NNA Merger, the unvested restricted common units were 3,727 after exchange on a 1 to 0.1275 basis. The effect of compensation expense arising from the restricted common units described above for the year ended December 31, 2021 amounted to $37, and was presented under the caption “General and administrative expenses” in the Consolidated Statements of Operations. There were no restricted common units exercised, forfeited or expired during the year ended December 31, 2021.

As of December 31, 2021, the estimated compensation cost relating to service conditions of non-vested restricted common units granted in 2017, 2018 and 2019 not yet recognized was $166.

Restricted common units outstanding and not vested were 42,916 units, on a split adjusted basis, as of December 31, 2021.

NOTE 14 – SEGMENT INFORMATION

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments.

Navios Partners reports financial information and evaluates its operations by charter revenues. Navios Partners does not use discrete financial information to evaluate operating results for each type of charter or by sector. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet as a whole, determining where to allocate resources and drive business forward by examining consolidated results. Thus Navios Partners has determined that it operates under one reportable segment.

The following table sets out operating revenue by geographic region for Navios Partners’ reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Drybulk, Containerships and Tankers operate worldwide. Revenues from specific geographic region, which contribute over 10% of total revenue, are disclosed separately.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Revenue by Geographic Region

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Asia	$431,631	$136,515	$119,344
Europe	225,349	71,531	95,542
North America	56,195	18,576	3,118
Australia	—	149	1,375

Total	$713,175	$226,771	$219,379

NOTE 15 – INCOME TAXES

Marshall Islands, Malta and Liberia do not impose a tax on international shipping income. Under the laws of Marshall Islands, Malta, Cayman Islands, Liberia, British Virgin Islands and Hong Kong, the countries of the vessel-owning subsidiaries’ incorporation and vessels’ registration, the vessel-owning subsidiaries are subject to registration and tonnage taxes, which have been included in vessel operating expenses in the accompanying Consolidated Statements of Operations.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece on the basis of the applicable licensing regime are subject to tax liability towards the Greek state, which is calculated on the basis of the relevant vessel’s tonnage. A tax credit is recognized for tonnage tax (or similar tax) paid abroad, up to the amount of the tax due in Greece. The owner, the manager and the bareboat charterer or the financial lessee (where applicable) are liable to pay the tax due to the Greek state. The payment of said tax exhausts the tax liability of the foreign ship owning company, the bareboat charterer, the financial lessee (as applicable) and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel outside Greece.

Pursuant to Section 883 of the Internal Revenue Code of the United States, U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All the vessel-owning subsidiaries satisfy these initial criteria.

In addition, these companies must meet an ownership test. The management of Navios Partners believes that this ownership test was satisfied prior to the IPO by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company. Although not free from doubt, management also believes that the ownership test will be satisfied based on the trading volume and ownership of Navios Partners’ units, but no assurance can be given that this will remain so in the future.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Navios Partners is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where Navios Partners believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date the financial statements were prepared. Management believes the ultimate disposition of these matters will be immaterial individually and in the aggregate to Navios Partners’ financial position, results of operations or liquidity.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

In November 2017, Navios Partners agreed to bareboat charter-in, under a ten-year bareboat contract, from an unrelated third party, the Navios Libra, a newbuilding Panamax vessel of 82,011 dwt, delivered on July 24, 2019. Navios Partners agreed to pay in total $5,540, representing a deposit for the option to acquire the vessel after the end of the fourth year, of which the first half of $2,770 was paid during the year ended December 31, 2017 and the second half of $2,770 was paid during the year ended December 31, 2018. As of December 31, 2021, the total amount of $6,485, including expenses, is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

On October 18, 2019, Navios Partners agreed to bareboat charter-in, under a ten-year bareboat contract each, from an unrelated third party, the Navios Amitie and the Navios Star, two newbuilding Panamax vessels of 82,002 dwt and 81,994 dwt, respectively. The vessels were delivered in Navios Partner’s fleet on May 28, 2021 and June 10, 2021, respectively. Navios Partners has the option to acquire the vessels after the end of the fourth year for the remaining period of the bareboat charters. Navios Partners had agreed to pay in total $12,328, representing a deposit for the option to acquire the vessels after the end of the fourth year, of which $1,434 was paid during the year ended December 31, 2019, $10,034 was paid during the year ended December 31, 2020, and the remaining amount of $860 was paid upon the delivery of the vessels. As of December 31, 2021, the total amount of $13,721, including expenses, is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

On January 25, 2021, Navios Partners agreed to bareboat charter-in, under a 15-year bareboat contract each, from an unrelated third party, three newbuilding Capesize vessels of approximately 180,000 dwt each. Navios Partners has the options to acquire the vessels after the end of year four for the remaining period of the bareboat charters. Navios Partners agreed to pay in total $10,500, representing a deposit for the options to acquire the vessels after the end of the fourth year, of which $5,250 was paid in August 2021 and the remaining amount of $5,250 will be paid upon the delivery of the vessels. The vessels are expected to be delivered into Navios Partners’ fleet during the second half of 2022 and the first half of 2023. As of December 31, 2021, the total amount of $5,333, including expenses, is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

On March 25, 2021, Navios Partners agreed to bareboat charter-in, under a 15-year bareboat contract, from an unrelated third party, one newbuilding Capesize vessel, of approximately 180,000 dwt. Navios Partners has the option to acquire the vessel after the end of year four for the remaining period of the bareboat charter. Navios Partners agreed to pay in total $3,500, representing a deposit for the option to acquire the vessel after the end of the fourth year of which $1,750 was paid in August 2021 and the remaining amount of $1,750 will be paid upon the delivery of the vessel. The vessel is expected to be delivered by the first half of 2023. As of December 31, 2021, the total amount of $1,777, including expenses, is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

Pursuant to a novation agreement dated December 20, 2021, the Company agreed to novate the shipbuilding contract and to simultaneously enter into a bareboat charter agreement to bareboat charter-in a newbuilding Panamax vessel, under a ten-year bareboat contract, from an unrelated third party. The vessel has approximately 81,000 dwt and is expected to be delivered in Navios Partners’ fleet during the second half of 2022. Navios Partners agreed to pay in total $6,316, of which $3,158 was paid in April 2021 and the remaining amount of $3,158 will be paid during the first quarter of 2022. In December 2021, Navios Partners declared its option to purchase the vessel. As of December 31, 2021, the total amount of $3,158 is presented under the caption “Deposits for vessels acquisitions” in the Consolidated Balance Sheets.

In June 2021, Navios Partners agreed to bareboat charter-in, under a ten-year bareboat contract, from an unrelated third party, one newbuilding Capesize vessel, of approximately 180,000 dwt. Navios Partners has the option to acquire the vessel after the end of year four for the remaining period of the bareboat charter. Navios Partners agreed to pay in total $12,000, representing a deposit for the option to acquire the vessel after the end of the fourth year of which $6,000 was paid in September 2021 and the remaining amount of $6,000 will be paid upon the delivery of the vessel. The vessel is expected to be delivered by the second half of 2022. In September 2021, Navios Partners declared its option to purchase the vessel. As of December 31, 2021, the total amount of $6,082, including expenses, is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On June 30, 2021, Navios Partners agreed to acquire a newbuilding Panamax vessel, from an unrelated third party, for a purchase price of $34,300. The vessel has approximately 81,000 dwt and is expected to be delivered in Navios Partners’ fleet during the first half of 2023. Navios Partners agreed to pay in total $34,300, of which $3,430 was paid in July 2021 and the remaining amount of $30,870 will be paid during 2022 and first half of 2023. In January 2022, Navios Partners declared its option to purchase the vessel. As of December 31, 2021, the total amount of $3,430 is presented under the caption “Deposits for vessels acquisitions” in the Consolidated Balance Sheets.

On July 2, 2021, Navios Partners agreed to purchase four 5,300 TEU newbuilding containerships, from an unrelated third party, for a purchase price of $61,600 each. The vessels are expected to be delivered into Navios Partners’ fleet during the second half of 2023 and first half of 2024. Navios Partners agreed to pay in total $18,480 in three installments for each vessel and the remaining amount of $43,120 for each vessel plus extras will be paid upon delivery of the vessel. On August 13, 2021, the first installment of each vessel of $6,160, or $24,640 accumulated for the four vessels, was paid. As of December 31, 2021, the total amount of $24,640 is presented under the caption “Deposits for vessels acquisitions” in the Consolidated Balance Sheets.

On October 1, 2021, Navios Partners exercised its option to acquire two 5,300 TEU newbuilding containerships, from an unrelated third party, for a purchase price of $61,600 each. The vessels are expected to be delivered into Navios Partners’ fleet during the second half of 2024. Navios Partners agreed to pay in total $18,480 in three installments for each vessel and the remaining amount of $43,120 for each vessel plus extras will be paid upon delivery of the vessel. On November 15, 2021, the first installment of each vessel of $6,160, or $12,320 accumulated for the two vessels, was paid. As of December 31, 2021, the total amount of $12,320 is presented under the caption “Deposits for vessels acquisitions” in the Consolidated Balance Sheets.

In November 2021, Navios Partners agreed to purchase four 5,300 TEU newbuilding containerships (two plus two optional), from an unrelated third party, for a purchase price of $62,825 each. The vessels are expected to be delivered into Navios Partners’ fleet during the first and the second half of 2024. Navios Partners agreed to pay in total $25,130 in four installments for each vessel and the remaining amount of $37,695 plus extras for each vessel will be paid upon delivery of the vessel. The closing of the transaction of the two optional containerships is subject to completion of customary documentation.

Upon acquisition of the majority of outstanding stock of Navios Acquisition, Navios Partners assumed the following commitments:

In September 2018, Navios Acquisition agreed to a 12-year bareboat charter-in agreement with de-escalating purchase options for Baghdad and Erbil, two newbuilding Japanese VLCCs of 313,433 dwt and 313,486 dwt, respectively. On October 28, 2020, Navios Acquisition took delivery of the vessel Baghdad. The average daily rate under bareboat charter-in agreement of Baghdad amounts to $21. On February 17, 2021, Navios Acquisition took delivery of the vessel Erbil. The average daily rate under bareboat charter-in agreement of Erbil amounts to $21. As of December 31, 2021, the total amount of $2,685 is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

In the first quarter of 2019, Navios Acquisition exercised its option to a 12-year bareboat charter-in agreement with de-escalating purchase options for Nave Electron, a newbuilding Japanese VLCC of 313,239 dwt. On August 30, 2021, Navios Partners took delivery of the vessel Nave Electron. The average daily rate under bareboat charter-in agreement of the Nave Electron amounts to $21. As of December 31, 2021, the total amount of $1,942 is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

In the second quarter of 2020, Navios Acquisition exercised its option for a fourth newbuilding Japanese VLCC of approximately 310,000 dwt under a 12-year bareboat charter agreement with de-escalating purchase options and expected delivery in the second half of 2022. The average daily rate under this bareboat charter-in agreement will amount to $21. As of December 31, 2021, the total amount of $65 is presented under the caption “Other long-term assets” in the Consolidated Balance Sheets.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

As of December 31, 2021, the Company’s future minimum lease commitments under the Company’s charter-in contracts, are as follows:

Year	Amount
2022	$38,385
2023	60,652
2024	61,961
2025	61,539
2026	61,260
2027 and thereafter	436,850

Total	$720,647

NOTE 17 – FUTURE MINIMUM CONTRACTUAL REVENUE

The future minimum contractual lease income (charter-out rates are presented net of commissions and assume no off-hires days) as of December 31, 2021, is as follows:

Year	Amount
2022	$649,858
2023	427,190
2024	355,629
2025	293,848
2026	215,074
2027 and thereafter	404,381

Total	$2,345,980

NOTE 18 – TRANSACTIONS WITH RELATED PARTIES AND AFFILIATES

Vessel operating expenses:

Pursuant to the Management Agreement, the Manager, provided commercial and technical management services to Navios Partners’ vessels for a daily fee of: (a) $4.23 daily rate per Ultra-Handymax vessel; (b) $4.33 daily rate per Panamax vessel; (c) $5.25 daily rate per Capesize vessel; (d) $6.70 daily rate per Containership of TEU 6,800; (e) $7.40 daily rate per Containership of more than TEU 8,000 and (f) $8.75 daily rate per very large Containership of more than TEU 13,000 through December 2019. These fixed daily fees cover the vessels’ operating expenses, other than certain extraordinary fees and costs (pursuant to the terms of the management agreements).

In August 2019, Navios Partners extended the duration of its Management Agreement with the Manager until January 1, 2025, with an automatic renewal for an additional five years, unless earlier terminated by either party. Vessel operating expenses were fixed for two years commencing from January 1, 2020 at: (a) $4.35 daily rate per Ultra-Handymax Vessel; (b) $4.45 daily rate per Panamax Vessel; (c) $5.41 daily rate per Capesize Vessel; and (d) $6.90 daily rate per 6,800 TEU Containership. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel and an annual increase of 3% after January 1, 2022 unless agreed otherwise. In December 2019, the Management Agreement was further amended to include from January 1, 2020, a $6.1 daily rate per Sub-Panamax/Panamax Containership.

Following the liquidation of Navios Europe I, Navios Partners acquired three Sub-Panamax and two Panamax Containerships and following the liquidation of Navios Europe II, Navios Partners acquired five drybulk vessels, three Panamax and two Ultra-Handymax vessels. As per the Management Agreement, as amended in December 2019, vessel operating expenses are fixed for two years commencing from January 1, 2020 at $6.1 daily rate per Sub-Panamax/Panamax Containership. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel and an annual increase of 3% after January 1, 2022 for the remaining period unless agreed otherwise.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Following the completion of the NMCI Merger, the fleet of Navios Containers is included in Navios Partners’ owned fleet and continued to be operated by the Manager (see Note 3 – Acquisition of Navios Containers and Navios Acquisition). As per the NMCI Management Agreement, vessel operating expenses are fixed for two years commencing from January 1, 2020 at: (a) $6.22 daily rate per Containership of TEU 3,000 up to 4,999, respectively; (b) $7.78 daily rate per Containership of TEU 8,000 up to 9,999, respectively; and (c) $8.27 daily rate per Containership of TEU 10,000 up to 11,999, respectively. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel and an annual increase of 3% after January 1, 2022 unless agreed otherwise.

Upon acquisition of the majority of outstanding stock of Navios Acquisition, the fleet of Navios Acquisition is included in Navios Partners’ owned fleet and continued to be operated by Tankers Manager (see Note 3 – Acquisition of Navios Containers and Navios Acquisition). As per the NNA Management Agreement, vessel operating expenses are fixed for two years commencing from January 1, 2020 at: (a) $6.8 per day per MR2 and MR1 product tanker and chemical tanker vessel; (b) $7.23 per day per LR1 product tanker vessel; and (c) $9.7 per day per VLCC. The agreement also provides for a technical and commercial management fee of $0.05 per day per vessel, an annual increase of 3% after January 1, 2022 for the remaining period unless agreed otherwise.

Following completion of the Mergers, the Managers provide commercial and technical management services to Navios Partners’ vessels for a daily fee of: (a) $4.45 daily per Panamax Vessel; (b) $4.35 daily per Ultra-Handymax Vessel; (c) $5.41 daily per Capesize Vessel; (d) $6.1 daily per owned container vessel of 1,300TEU to 3,400TEU; (e) $6.22 daily rate per Containership of TEU 3,000 up to 4,999; (f) $6.9 daily per 6,800 TEU Containership; (g) $7.78 daily rate per Containership of TEU 8,000 up to 9,999; (h) $8.27 daily rate per Containership of TEU 10,000 up to 11,999; (i) $6.83 per day per MR2 and MR1 product tanker and chemical tanker vessel; (j) $7.23 per day per LR1 product tanker vessel; and (k) $9.65 per day per VLCC.

The Management Agreements also provide for payment of a termination fee, equal to the fees charged for the full calendar year (for Navios Partners, Navios Containers and Navios Acquisition) preceding the termination date in the event the agreements are terminated on or before December 31, 2024.

Drydocking expenses are reimbursed at cost for all vessels.

During the years ended December 31, 2021 and 2020 certain extraordinary fees and costs related to vessels’ regulatory requirements, including ballast water treatment system installation and exhaust gas cleaning system installation under the Company’s Management Agreements, amounted to $11,408 and $3,366, respectively, and are presented under the caption “Acquisition of/ additions to vessels, net of cash acquired” in the Consolidated Statements of Cash Flows. During year ended December 31, 2021, certain extraordinary fees and costs related to Covid-19 measures, including crew related expenses, amounted to $5,811 are presented under the caption of “Direct vessel expenses” in the Consolidated Statements of Operations. During year ended December 31, 2021, certain extraordinary fees and costs related to Covid-19 measures, including crew related expenses, amounted to $2,034 are presented under the caption of “Other expense” in the Consolidated Statements of Operations.

Vessel operating expenses for each of the years ended December 31, 2021, 2020 and 2019 amounted to $191,449, $93,732 and $68,188, respectively.

General and administrative expenses: Pursuant to the Administrative Services Agreement, the Manager also provides administrative services to Navios Partners, which include bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other. Under the Administrative Services Agreement, which provide for allocable general and administrative costs, the Manager is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In August 2019, Navios Partners extended the duration of its existing Administrative Services Agreement with the Manager until January 1, 2025, to be automatically renewed for another five years. The agreement also provides for payment of a termination fee, equal to the fees charged for the full calendar year preceding the termination date in the event the Administrative Services Agreement is terminated on or before December 31, 2024.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Total general and administrative expenses charged by the Managers for each of the years ended December 31, 2021, 2020 and 2019 amounted to $28,805, $13,708 and $10,406, respectively.

Balance due from/(to) related parties: Balance due from related parties (both short and long term) as of December 31, 2021 and December 31, 2020 amounted to $35,245 and $5,000, respectively, of which the current receivable was $0 and $5,000, respectively and the long-term receivable was $35,245, and $0, respectively. The balance as of December 31, 2020, consisted of the receivable from the Navios Holdings Guarantee of $5,000. Balance due to related parties, short-term as of December 31, 2021 and December 31, 2020 amounted to $64,204 and $35,979, respectively, and mainly consisted of payables to the Managers. The balances mainly consisted of administrative fees, drydocking, extraordinary fees and costs related to regulatory requirements including ballast water treatment system, other expenses, as well as fixed vessel operating expenses, in accordance with the Management Agreement.

Impairment of receivable in affiliated company: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans of up to $43,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”). In March 2017, the availability under the Navios Revolving Loans II was increased by $14,000 (see Note 20 — Investment in Affiliates).

On April 21, 2020, Navios Europe II agreed with the lender to fully release the liabilities under the junior participating loan facility for $5,000. Navios Europe II owned seven container vessels and seven dry bulk vessels. Navios Partners had a net receivable of approximately $17,276 from Navios Europe II.

As of March 31, 2020, the decline in the fair value of the investment was considered as other-than-temporary and, therefore, an aggregate loss of $6,900 was recognized and included in the accompanying Consolidated Statements of Operations for the year ended December 31, 2020, as “Impairment of receivable in affiliated company”. The fair value of the Company’s investment was determined based on the liquidation value of Navios Europe II, including the individual fair values assigned to the assets and liabilities of Navios Europe II.

On May 14, 2020, an agreement was reached to liquidate Navios Europe II before its original expiring date. The transaction was completed on June 29, 2020.

As a result of the Europe II Liquidation, Navios Partners acquired 100% of the stock of the five vessels owning Companies owning the dry bulk vessels of Navios Europe II with a fair value of $56,050 and working capital balances of $(2,718). The acquisition was funded through a new credit facility (Note 11 – Borrowings) and cash on hand for total of $36,056 and the satisfaction of its receivable balances in the amount of approximately $17,276 representing the Revolving Loan, Term Loan and accrued interest thereof directly owned to Navios Partners, previously presented under the captions “Amounts due from related parties” and “Loans receivable from affiliates”.

Following the liquidation of Navios Europe II, there was no balance due from Navios Europe II as of December 31, 2021 and December 31, 2020.

Note receivable from affiliates: On March 17, 2017, Navios Holdings transferred to Navios Partners its rights to the fixed 12.7% interest on the Navios Europe I Navios Term Loans I and Navios Revolving Loans I (including the respective accrued receivable interest) in the amount of $33,473, which included a cash consideration of $4,050 and 871,795 newly issued common units of Navios Partners, on a split adjusted basis. At the date of this transaction, the Company recognized a receivable at the fair value of its newly issued common units totaling $29,423 based on the closing price of $33.75 per unit as of March 16, 2017 given as consideration. The receivable relating to the consideration settled with the issuance of 871,795 Navios Partners’ common units in the amount of $29,423 has been classified contra equity. The receivable from Navios Holdings was payable on maturity in December 2023. Interest would accrue through maturity and would be recognized within “Interest income” for the receivable relating to the cash consideration of $4,050. On October 23, 2019, Navios Partners’ Conflicts Committee agreed to cancel an amortizing penalty from Navios Holdings of approximately $3,182 as of December 2019, due to early liquidation of the structure. Following the liquidation of Navios Europe I, the long-term note receivable from Navios Holdings amounted to $0.

Others: Navios Partners has entered into an omnibus agreement with Navios Holdings (the “Partners Omnibus Agreement”) in connection with the closing of Navios Partners’ IPO governing, among other things, when Navios Holdings and Navios Partners may compete against each other as well as rights of first offer on certain drybulk carriers. Pursuant to the Partners Omnibus Agreement, Navios Partners generally agreed not to acquire or own Panamax or Capesize drybulk carriers under time charters of three or more years without the consent of an independent committee of Navios Partners. In addition, Navios Holdings has agreed to offer to Navios Partners the opportunity to purchase vessels from Navios Holdings when such vessels are fixed under time charters of three or more years.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Navios Partners entered into an omnibus agreement with Navios Acquisition and Navios Holdings (the “Acquisition Omnibus Agreement”) in connection with the closing of Navios Acquisition’s initial vessel acquisition, pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for containerships and vessels that are primarily employed in operations in South America, without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter drybulk carriers subject to specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries granted to Navios Holdings and Navios Partners, a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels it might own. These rights of first offer will not apply to a (i) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a counterparty, or (ii) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

In connection with the Navios Maritime Midstream Partners L.P. (“Navios Midstream”) initial public offering effective November 18, 2014, Navios Partners entered into an omnibus agreement with Navios Midstream, Navios Acquisition and Navios Holdings pursuant to which Navios Acquisition, Navios Holdings and Navios Partners have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years and also providing rights of first offer on certain tanker vessels.

In connection with the Navios Containers private placement and listing on the Norwegian over-the-counter market effective June 8, 2017, Navios Partners entered into an omnibus agreement with Navios Containers, Navios Holdings, Navios Acquisition and Navios Midstream (the “Navios Containers Omnibus Agreement”), pursuant to which Navios Partners, Navios Holdings, Navios Acquisition and Navios Midstream have granted to Navios Containers a right of first refusal over any containerships to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Partners, Navios Holdings, Navios Acquisition and Navios Midstream to compete with Navios Containers under specified circumstances.

Navios Holdings Guarantee: On November 15, 2012 (as amended and supplemented in March 2014, December 2017 and July 2019), Navios Holdings and Navios Partners entered into the Navios Holdings Guarantee by which Navios Holdings would provide supplemental credit default insurance with a maximum cash payment of $20,000. In October 2020, Navios Holdings paid an amount of $5,000 to Navios Partners. In April 2021, Navios Holdings paid an amount of $5,000 to Navios Partners. As of December 31, 2021 and 2020, the outstanding claim receivable amounted to $0 and $5,000, respectively. The guarantee claim receivable is presented under the caption “Amounts due from related parties-short term” in the Consolidated Balance Sheets as of December 31, 2020.

General partner and Navios Holdings: In August 2019, Navios Holdings announced that it sold certain assets, including its ship management division and the general partnership interest in Navios Partners to N Shipmanagement Acquisition Corp. and related entities, affiliated with Navios Holdings’ Chairwoman and Chief Executive Officer, Angeliki Frangou.

Acquisition of vessels:

2021

On July 9, 2021, Navios Partners acquired the Navios Azimuth, a 2011-built Capesize vessel of 179,169 dwt, from its affiliate, Navios Holdings, for an acquisition cost of $30,003 (including $3 capitalized expenses).

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On June 30, 2021, Navios Partners acquired the Navios Ray, a 2012-built Capesize vessel of 179,515 dwt and the Navios Bonavis, a 2009-built Capesize vessel of 180,022 dwt, from its affiliate, Navios Holdings, for an aggregate purchase price of $58,000.

On June 4, 2021, Navios Partners acquired the Navios Koyo, a 2011-built Capesize vessel of 181,415 dwt, from its affiliate, Navios Holdings, for an acquisition cost of $28,567 (including $67 capitalized expenses).

On May 10, 2021, Navios Partners acquired the Ete N, a 2012-built Containership of 2,782 TEU, the Fleur N, a 2012-built Containership of 2,782 TEU and the Spectrum N, a 2009-built Containership of 2,546 TEU from Navios Acquisition, for an aggregate purchase price of $55,500.

On March 30, 2021, Navios Partners acquired the Navios Avior, a 2012-built Panamax vessel of 81,355 dwt, and the Navios Centaurus, a 2012-built Panamax vessel of 81,472 dwt, from Navios Holdings, for an acquisition cost of $39,320 (including $70 capitalized expenses), including working capital balances of $(5,766).

2020

On September 30, 2020, Navios Partners acquired the Navios Gem, a 2014-built Capesize vessel of 181,336 dwt and the Navios Victory, a 2014-built Panamax vessel of 77,095 dwt, from its affiliate, Navios Holdings, for a purchase price of $51,000, including working capital balances of $(4,378). The acquisition was funded through a new credit facility of $33,000 (see Note 11 — Borrowings) and the balance of $13,622 seller’s credit by Navios Holdings was repaid on October 2, 2020, presented under the caption “Payable to affiliated company” in the Consolidated Statements of Cash Flows.

On June 29, 2020, Navios Partners acquired five drybulk vessels, three Panamax and two Ultra-Handymax, for a fair value of $56,050 in total, following the liquidation of Navios Europe II.

2019

On November 26, 2019, Navios Partners entered into a share purchase agreement for the acquisition of five containerships, following the liquidation of Navios Europe I. The vessels were acquired on December 13, 2019 (see Note 7 — Vessels, net).

On November 25, 2019, Navios Partners entered into a share purchase agreement for the acquisition of three Panamax and one Ultra-Handymax drybulk vessels from an entity affiliated with its Chairwoman and CEO for $37,000 (plus working capital adjustment) in a transaction approved by the Conflicts Committee of the Board of Directors of Navios Partners. The vessels were acquired on December 16, 2019 (see Note 7 — Vessels, net).

Navios Acquisition Credit Facility: On August 24, 2021, Navios Partners and Navios Acquisition entered into a loan agreement under which Navios Partners agreed to make available to Navios Acquisition a working capital facility of up to $45,000. As of the date hereof, the full amount of the facility has been drawn. The full amounts borrowed, including accrued and unpaid interest are due and payable on the date that is one year following the date hereof. The facility bears interest at the rate of 11.50% per annum. As of December 31, 2021, the outstanding balance of $45,000 was eliminated upon consolidation.

Loan payable to affiliated company: On March 19, 2021, Navios Acquisition entered into a secured loan agreement with a subsidiary of N Shipmanagement Acquisition Corp. (“NSM”), an entity affiliated with Navios Acquisition’s Chairwoman and Chief Executive Officer, for a loan of up to $100,000 to be used for general corporate purposes (the “NSM Loan Agreement”). The loan would be repayable in two years and bears interest at a rate of 11% per annum, payable quarterly. Navios Acquisition may elect to defer all scheduled capital and interest payments, in which case the applicable interest rate is 12.5% per annum.

In August 2021, Navios Acquisition entered into a supplemental agreement (the “Supplemental Loan Agreement”) to amend the NSM Loan Agreement. The Supplemental Loan Agreement provided for: (i) the issuance of 8,823,529 newly-issued shares of common stock of Navios Acquisition in settlement of $30,000 of the outstanding balance of the NSM Loan Agreement; and (ii) the repayment of $35,000 of the outstanding balance of the NSM Loan Agreement in cash as of the date of the Supplemental Loan Agreement and the repayment in cash on January 7, 2022 of the remainder of the outstanding balance of the NSM Loan Agreement, of approximately $33,112.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On December 23, 2021, the outstanding amount of $33,112 was repaid. As of December 31, 2021, there was no outstanding balance of the NSM Loan Agreement. Upon completion of the NNA Merger, the newly-issued shares of common stock of Navios Acquisition were converted into common units of Navios Partners on the same terms as is applicable to other outstanding shares of common stock of Navios Acquisition.

As of December 31, 2021, there were outstanding 30,197,087 common units and 622,555 general partnership units, and Navios Holdings held a 10.3% ownership interest in Navios Partners, represented by 3,183,199 common units. Olympos Maritime Ltd. held an ownership of 2.0% represented by all 622,555 outstanding general partner units.

NOTE 19 – NOTES RECEIVABLE

On July 15, 2016, the Company entered into a charter restructuring agreement for the reduction of the hire rate for five Containerships chartered out to HMM which resulted in a decrease in cash charter hire to be received of approximately $38,461. More specifically, the reduction of the hire rate will be applied as follows:

•	With effect from (and including) July 18, 2016 until (and including) December 31, 2019, hire rate shall be reduced to $24,400 per day pro rata.

•	With effect from (and including) January 1, 2020, hire rate shall be restored to the rate of $30,500 per day pro rata until redelivery.

In exchange for the reduction of the hire rate, the Company received (i) $7,692 on principal amount of senior, unsecured notes, amortizing subject to available cash flows, accruing interest at 3% per annum payable on maturity in July 2024 and (ii) 3,657 freely tradable securities of HMM (publicly traded at the Stock Market Division of the Korean Exchange).

On July 18, 2016, the Company recognized the fair value of the HMM securities totaling $40,277 and also recognized the fair value of the senior unsecured notes totaling $6,074. The total fair value of the non-cash compensation received was recognized as deferred revenue, which will be amortized over the remaining duration of each time charter. The Company recognized non-cash interest income and discount unwinding totaling to $859, $458 and $470, respectively, for these instruments under the caption “Interest income” in the Consolidated Statements of Operations for each of the years ended December 31, 2021, 2020 and 2019, respectively. On May 14, 2021, the outstanding balance of the notes receivable was settled. As of December 31, 2021 and December 31, 2020, the outstanding balance of the notes receivable, including accrued interest and discount unwinding, amounted to $0 and $8,013, respectively, presented under the caption “Notes Receivable, net of current portion” in the Consolidated Balance Sheets.

For each of the years ended December 31, 2021, 2020 and 2019, the Company recorded an amount of $1,127, $1,130 and $12,121, respectively, of deferred revenue amortization in the Consolidated Statements of Operations under the caption “Time charter and voyage revenues”.

As of December 31, 2021, the outstanding balances of the current and non-current portion of deferred revenue in relation to HMM amounted to $1,127 and $1,057, respectively. As of December 31, 2020, the outstanding balances of the current and non-current portion of deferred revenue in relation to HMM amounted to $1,127 and $2,185, respectively.

On January 12, 2017, the Company sold the MSC Cristina for a gross sales price of $126,000 and received a cash payment of $107,250 and a note receivable of $18,750 accruing interest at 6% per annum payable in 16 quarterly instalments. As of December 31, 2021 and 2020, the outstanding balances of the current and non-current note receivable amounted to $0. For each of the years ended December 31, 2021, 2020 and 2019, the Company recorded interest income of $0, $140 and $424, respectively, including accrued interest income of $0, $0 and $38 under the caption “Interest income” in the Consolidated Statements of Operations.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 20 – INVESTMENT IN AFFILIATES

Navios Europe I: On October 9, 2013, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe I and had ownership interests of 47.5%, 47.5% and 5.0%, respectively. On December 18, 2013, Navios Europe I acquired ten vessels for aggregate consideration consisting of: (i) cash which was funded with the proceeds of senior loan facilities (the “Senior Loans I”) and loans aggregating $10,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans I”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan I”). In addition to the Navios Term Loans I, Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe I revolving loans of up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”). In December 2018, the availability under the Revolving Loans I was increased by $30,000.

Following the liquidation of Navios Europe I, Navios Partners acquired five vessel owning companies for a fair value of $56,083 in total.

Navios Europe II: On February 18, 2015, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe II and have ownership interests of 47.5%, 47.5% and 5.0%, respectively. From June 8, 2015 through December 31, 2015, Navios Europe II acquired fourteen vessels for aggregate consideration consisting of: (i) cash consideration of $145,550 (which was funded with the proceeds of a $131,550 senior loan facilities net of loan discount amounting to $3,375 (the “Senior Loans II”) and loans aggregating $14,000 from Navios Holdings, Navios Acquisition and Navios Partners (collectively, the “Navios Term Loans II”); and (ii) the assumption of a junior participating loan facility (the “Junior Loan II”) with a face amount of $182,150 and fair value of $99,147, at the acquisition date. In addition to the Navios Term Loans II, Navios Holdings, Navios Acquisition and Navios Partners have also made available to Navios Europe II revolving loans up to $43,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”). In March 2017, the amount of funds available under the Navios Revolving Loans II was increased by $14,000.

Following the liquidation of Navios Europe II, Navios Partners acquired five vessel owning companies for a fair value of $56,050 in total.

Navios Containers:

As of December 31, 2020 and 2019, Navios Partners held 11,592,276 common units, representing an ownership interest in Navios Containers of 35.7% and 33.5% respectively. Investment income of $1,133 and $2,532 was recognized in the Consolidated Statements of Operations under the caption of “Equity in net earnings of affiliated companies” for each of the years ended December 31, 2020 and 2019, respectively.

Based on the Company’s evaluation of the duration and magnitude of the fair value decline for approximately twelve months as of December 31, 2019, the Company concluded that the decline in the fair value of its investment below its carrying value was not temporary. Thus, an OTTI loss of $42,603 was recognized as of December 31, 2019, being the difference between the fair value of $25,025 and the carrying value of the investment of $67,628.

The fair value of Navios Partners’ equity investment in Navios Containers was based on unadjusted quoted prices in active markets for Navios Containers’ common units. The fair value of Navios Partners’ equity investment in Navios Containers as at December 31, 2020 was $47,528 compared with its carrying value of $26,158.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On January 4, 2021, Navios Containers and the Company announced that they entered into a definitive merger agreement under which the Company would acquire all of the publicly held common units of Navios Containers in exchange for common units of the Company (the “Transaction”). The Transaction was approved by the necessary common unit holders of Navios Containers at a special meeting held on March 24, 2021. The General Partner of Navios Containers had consented to the NMCI Merger, and the Company voted the Navios Containers’ common units it holds in favor of the Transaction. The Transaction was completed on March 31, 2021. Under the terms of the Transaction, Navios Partners acquired all of the publicly held common units of Navios Containers through the issuance of 8,133,452 newly issued common units of Navios Partners in exchange for the publicly held common units of Navios Containers at an exchange ratio of 0.39 units of Navios Partners for each Navios Containers common unit (see Note 3 – Acquisition of Navios Containers and Navios Acquisition).

Following the results of the significant tests performed by the Company, it was concluded that Navios Containers met the significance threshold requiring summarized financial information for the affiliated company to be presented for each of the years ended December 31, 2020 and 2019. Since Navios Europe I and Navios Europe II were liquidated on December 13, 2019 and June 29, 2020, balances are presented only for the year ended December 31, 2019.

	For the year ended December 31, 2019
Income Statement	Navios Europe I	Navios Europe II
Revenue	$36,822	$46,718
Net loss	$(18,575)	$(30,203)

NOTE 21 – CASH DISTRIBUTIONS AND EARNINGS PER UNIT

The amount of distributions paid by Navios Partners and the decision to make any distribution is determined by the Company’s board of directors and will depend on, among other things, Navios Partners’ cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable. There is no guarantee that the Company will pay the quarterly distribution on the common units in any quarter. The Company is prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under its existing credit facilities.

There are incentive distribution rights held by Navios GP L.L.C., which are analyzed as follows:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	Incentive Distribution Right Holder	General Partner
Minimum Quarterly Distribution	up to $5.25	98%	—	2%
First Target Distribution	up to $6.0375	98%	—	2%
Second Target Distribution	above $ 6.0375 up to $6.5625	85%	13%	2%
Third Target Distribution	above $6.5625 up to $7.875	75%	23%	2%
Thereafter	above $7.875	50%	48%	2%

The first 98% of the quarterly distribution is paid to all common unitholders. The incentive distributions rights (held by Navios GP L.L.C.) apply only after a minimum quarterly distribution of $6.0375.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The authorized quarterly cash distributions for all quarters during the years ended December 2021, 2020, 2019, are presented below:

Date	Authorized Quarterly Cash Distribution for the three months ended	Date of record of Common and General Partner unit Unitholders	Payment of Distribution	$/ Unit	Amount of the declared distribution
January 2019	December 31, 2018	February 11, 2019	February 14, 2019	$0.30	$3,458
April 2019	March 31, 2019	May 10, 2019	May 14, 2019	$0.30	$3,364
July 2019	June 30, 2019	August 6, 2019	August 9, 2019	$0.30	$3,364
October 2019	September 30, 2019	November 7, 2019	November 14, 2019	$0.30	$3,364
January 2020	December 31, 2019	February 11, 2020	February 13, 2020	$0.30	$3,365
April 2020	March 31, 2020	May 11, 2020	May 14, 2020	$0,30	$3,366
July 2020	June 30, 2020	August 10, 2020	August 13, 2020	$0.05	$562
October 2020	September 30, 2020	November 9, 2020	November 13, 2020	$0.05	$579
January 2021	December 31,2020	February 9, 2021	February 12, 2021	$0.05	$579
April 2021	March 31, 2021	May 11, 2021	May 14, 2021	$0.05	$1,127
July 2021	June 30, 2021	August 9, 2021	August 12, 2021	$0.05	$1,368
October 2021	September 30, 2021	November 8, 2021	November 12, 2021	$0.05	$1,541
January 2022	December 31,2021	February 9, 2022	February 11, 2022	$0.05	$1,541

Navios Partners calculates earnings/(losses) per unit by allocating reported net income/(loss) attributable to Navios Partners’ unitholders for each period to each class of units based on the distribution waterfall for available cash specified in Navios Partners’ partnership agreement, net of the unallocated earnings (or losses). Basic earnings/(losses) per common unit are determined by dividing net income/(loss) attributable to Navios Partners common unitholders by the weighted average number of common units outstanding during the period. Diluted earnings per unit is calculated in the same manner as basic earnings per unit, except that the weighted average number of outstanding units increased to include the dilutive effect of outstanding unit options or phantom units. Net loss per unit undistributed is determined by taking the distributions in excess of net income and allocating between common units and general partner units on a 98%-2% basis. There were no options or phantom units outstanding during each of the years ended December 31, 2021, 2020 and 2019.

The calculations of the basic and diluted earnings per unit are presented below.

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Net income / (loss) attributable to Navios Partners’ unitholders	$516,186	$(68,541)	$(62,134)
Income / (loss) attributable to:
Common unitholders	$505,862	$(67,173)	$(60,899)
Weighted average units outstanding basic
Common unitholders	22,620,324	10,966,518	10,830,959
Earnings/ (losses) per unit basic:
Common unitholders	$22.36	$(6.13)	$(5.62)
Weighted average units outstanding diluted
Common unitholders	22,663,240	10,966,518	10,830,959
Earnings/ (losses) per unit diluted:
Common unitholders	$22.32	$(6.13)	$(5.62)

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Earnings per unit distributed basic:
Common unitholders	$0.20	$0.45	$1.22
Earnings per unit distributed diluted:
Common unitholders	$0.20	$0.45	$1.22
Earnings/ (losses per unit)—undistributed basic:
Common unitholders	$22.16	$(6.58)	$(6.84)
Earnings/ (losses) per unit undistributed diluted
Common unitholders	$22.12	$(6.58)	$(6.84)

Potential common units of 42,916 for the year ended December 31, 2021 are included in the calculation of diluted earnings per unit. Potential common units of 92,699 and 146,541 relating to unvested restricted common units for each of the years ended December 31, 2020 and 2019, respectively, have an anti-dilutive effect (i.e. those that increase income per unit or decrease loss per unit) and are therefore excluded from the calculation of diluted earnings per unit.

NOTE 22 – OTHER INCOME – OTHER EXPENSE

As of December 31, 2020, the amount of $2,697 relating to settlement of claims and recovery of other receivables of one of the Company’s vessels is included under the caption “Other income” of the Consolidated Statements of Operations.

On November 15, 2012 (as amended and supplemented in March 2014, December 2017 and July 2019), Navios Holdings and Navios Partners entered into the Navios Holdings Guarantee by which Navios Holdings would provide supplemental credit default insurance with a maximum cash payment of $20,000. In October 2020, Navios Holdings paid an amount of $5,000 to Navios Partners. In April 2021, Navios Holdings paid an amount of $5,000 to Navios Partners. As of December 31, 2021 and 2020, the outstanding claim receivable amounted to $0 and $5,000, respectively. The guarantee claim receivable is presented under the caption “Amounts due from related parties-short term” in the Consolidated Balance Sheets as of December 31, 2020. As of December 31, 2019, the amount of $3,638 related to the change in estimate of the guarantee claim receivable and is included under the caption “Other expense” of the Consolidated Statements of Operations.

NOTE 23 – LEASES

Time charter out contracts and pooling arrangements

The Company’s contract revenues from time chartering, bareboat chartering and pooling arrangements are governed by ASC 842. Upon adoption of ASC 842, the timing and recognition of earnings from the time charter contracts and pool arrangements to which the Company is party did not change from previous practice. For further analysis, (see Note 2— Summary of Significant Accounting Policies).

Bareboat charter-in contracts

On July 24, 2019, Navios Partners took delivery of the Navios Libra, a 2019-built Panamax vessel of 82,011 dwt, for a ten-year bareboat charter-in agreement. The bareboat charter-in provides for purchase options with de-escalating purchase prices starting on the end of the fourth year and an average daily rate of $6. The Company has performed an assessment considering the lease classification criteria under ASC 842 and concluded that the arrangement is an operating lease. Consequently, the Company has recognized an operating lease liability based on the net present value of the remaining charter-in payments and a right-of-use asset at an amount equal to the operating liability adjusted for the carrying amount of the straight-line liability.

On May 28, 2021 and June 10, 2021, Navios Partners took delivery of the Navios Amitie and the Navios Star, two 2021-built Panamax vessels of 82,002 dwt and 81,994 dwt, respectively. The bareboat charter-in provides for purchase options with de-escalating purchase prices starting on the end of the fourth year and an average daily rate of $5.9. The Company has performed assessments considering the lease classification criteria under ASC 842 and concluded that the arrangements are operating leases. Consequently, the Company has recognized an operating lease liability based on the net present value of the remaining charter-in payments and a right-of-use asset at an amount equal to the operating liability adjusted for the carrying amount of the straight-line liability.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Upon acquisition of the majority of outstanding stock of Navios Acquisition, Navios Partners took delivery of two 12-year bareboat charter-in vessels, with de-escalating purchase options, the Baghdad, a 2020-built Japanese VLCC of 313,433 dwt and the Erbil, a 2021-built Japanese VLCC of 313,486 dwt. The average daily rate under bareboat charter-in agreement each of Baghdad and Erbil, amounts to $21. The Company has performed assessments considering the lease classification criteria under ASC 842 and concluded that the arrangements are operating leases. The Company has recognized an operating lease liability based on the net present value of the remaining charter-in payments and a right-of-use asset at an amount equal to the operating liability adjusted for the carrying amount of the straight-line liability.

On August 30, 2021, Navios Partners took delivery of the Nave Electron, a 2021-built VLCC vessel of 313,329 dwt. The bareboat charter-in provides for purchase options with de-escalating purchase prices starting on the end of the fourth year and an average daily rate of $21. The Company has performed an assessment considering the lease classification criteria under ASC 842 and concluded that the arrangement is an operating lease. Consequently, the Company has recognized an operating lease liability based on the net present value of the remaining charter-in payments and a right-of-use asset at an amount equal to the operating liability adjusted for the carrying amount of the straight-line liability.

Based on management estimates and market conditions, the lease term of the leases is being assessed at each balance sheet date. At lease commencement, the Company determines a discount rate to calculate the present value of the lease payments so that it can determine lease classification and measure the lease liability. In determining the discount rate to be used at lease commencement, the Company used its incremental borrowing rate as there was no implicit rate included in charter-in contracts that can be readily determinable. The incremental borrowing rate is the rate that reflects the interest a lessee would have to pay to borrow funds on a collateralized basis over a similar term and in a similar economic environment. The Company then applies the respective incremental borrowing rate based on the remaining lease term of the specific lease. Navios Partners’ incremental borrowing rates were approximately 7% for Navios Libra, 5% for Navios Amite and Navios Star, 6% for Baghdad and Erbil and 4% for Nave Electron.

As of December 31, 2021 and December 31, 2020 the unamortized balance of the lease liability amounted $243,804 and $13,153, respectively, and is presented under the captions “Operating lease liabilities, current portion” and “Operating lease liabilities, net” in the Consolidated Balance Sheets. Right of use assets amounted $244,337 and $13,285 as at December 31, 2021 and December 31, 2020, respectively, and are presented under the caption “Operating lease assets” in the Consolidated Balance Sheets.

The Company recognizes the lease payments for its operating leases as charter hire on a straight-line basis over the lease term. Lease expense for the year ended December 31, 2021, 2020 and 2019 amounted to $12,757, $2,086, and $918, respectively, and is included under the caption “Time charter and voyage expenses” in the Consolidated Statements of Operations.

As of December 31, 2021, the management of the Company has considered various indicators, and concluded that events and circumstances did not trigger the existence of potential impairment of its operating lease assets and that step one of the impairment analysis was not required.

As of December 31, 2020, the Company proceeded with step one of impairment assessment of the unamortized balance of the Right of use asset in relation to vessel Navios Libra. As the undiscounted projected net operating cash flows exceed the carrying value of the right-of-use asset, no impairment loss was recognized as of December 31, 2020.

No impairment loss was recognized as of each of December 31, 2021, 2020 and 2019.

NAVIOS MARITIME PARTNERS L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The table below provides the total amount of lease payments on an undiscounted basis on the Company’s chartered-in contracts as of December 31, 2021:

Charter-in vessels in operation
December 31, 2022	$30,603
December 31, 2023	30,558
December 31, 2024	30,508
December 31, 2025	30,368
December 31, 2026	30,257
December 31, 2027 and thereafter	166,021

Total	$318,315

Operating lease liabilities, including current portion	$243,804
Discount based on incremental borrowing rate	$74,511

Bareboat charter-out contract

Subsequently to the charter-in agreement, the Company entered into bareboat charter-out agreements for a firm charter period of 10-years for the vessels Baghdad and Erbil. The agreement includes an optional period of 5 years. The Company performed also an assessment of the lease classification under the ASC 842 and concluded that the arrangements are operating leases.

The Company recognizes in relation to the operating leases for the charter-out agreements the charter-out hire income in the consolidated statements of operations on a straight-line basis. As of December 31, 2021, the charter hire income (net of commissions, if any) amounted to $7,031 and it is included in the consolidated statements of operations under the caption “Time charter and voyage revenues”.

NOTE 24 – SUBSEQUENT EVENTS

On March 28, 2022, Navios Partners entered into a new credit facility with a commercial bank for a total amount of up to $55,000 in order to refinance the existing indebtedness of three of its vessels and for general corporate purposes. The credit facility matures in March 2027 and bears interest at daily cumulative or non-cumulative compounded RFR rate (as defined in the loan agreement) plus 2.25% per annum. On March 31, 2022, the entire amount was drawn under this loan.

In February 2022, Navios Partners agreed to sell the Navios Utmost and the Navios Unite, two 2006-built Containerships of 8,204 TEU each, to an unrelated third party, for an aggregate sales price of $220,000. The sale is expected to be completed during the second half of 2022 and the gain on sale of vessels is expected to be approximately $144,304.

In January 2022, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended December 31, 2021 of $0.05 per unit. The distribution was paid on February 11, 2022 to all unitholders of common units and general partner units of record as of February 9, 2022. The aggregate amount of the declared distribution was $1,541.